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                                                                   EXHIBIT 10.49

                          STRATEGIC ALLIANCE AGREEMENT

         This STRATEGIC ALLIANCE AGREEMENT (the "Agreement"), having a date of April 1, 2004, is made by and between, on the one hand, F. HOFFMANN-LA ROCHE LTD, a Swiss corporation, having its principal place of business at Grenzacherstrasse 124, CH-4070, Basel, Switzerland and HOFFMANN-LA ROCHE INC., a New Jersey corporation, having its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110 (collectively "Roche") and, on the other hand, ARQULE, INC., a Delaware corporation, having its principal place of business at 19 Presidential Way, Woburn, Massachusetts 01801-5140 ("ArQule").

                                  INTRODUCTION

         1. ArQule has a development program relating to pharmaceutical compounds for the treatment of oncological diseases based on its E2F1 technology and associated compounds (the "ArQule Program"), and owns related intellectual property rights.

         2. Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical products.

         3. Roche desires to secure rights to further develop and commercialize products developed and to be developed pursuant to the ArQule Program.

         4. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ArQule and Roche agree as follows:

                             ARTICLE 1 DEFINITIONS

         As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A "*".

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1.1      "Adjusted Gross Sales" means the amount of gross sales of a Product invoiced by Roche, its Affiliates and its sublicensees to independent third parties less deductions for returns and return reserves (such reserves consistent with International Financial Reporting Standards) (including allowances actually given for spoiled, damaged, out-dated, rejected or returned Product sold, withdrawals and recalls), rebates to the extent consistently and reasonably applied by Roche to its products (price reductions, rebates to social and welfare systems, charge backs and charge back reserves (such reserves consistent with International Financial Reporting Standards), cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Roche on a product-by-product basis)), government mandated rebates and similar types of rebates (e.g., P.P.R.S. Medicaid, each as consistently and reasonably applied by Roche to its products), volume (quantity) discounts, each as consistently and reasonably applied by Roche to its products, and taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount), it being understood that income and capital gains taxes are not the type of taxes contemplated as a deduction in this definition of Adjusted Gross Sales. Notwithstanding the foregoing, amounts received by Roche, its Affiliates and sublicensees for the sale of Product among Roche, its Affiliates or sublicensees for resale shall not be included in the computation of Adjusted Gross Sales.

1.2 "Adverse Drug Reaction" and "Adverse Event" shall have the meaning given at 21 C.F.R. 314.80 or 21 C.F.R. 312.32, as applicable, and in the ICH guidelines. For purposes of this Agreement, "ICH guidelines" means the E2A ICH Harmonized Tripartite Guideline: Clinical Safety Data Management - Definitions and Standards for Expedited Reporting (as currently in effect and adopted by the relevant regulatory agency).

1.3 "Affiliate" means (a) a business entity which owns, directly or indirectly, more than fifty percent (50%) of the voting shares or other means of control of a Party; or (b) a business entity in which more than fifty percent (50%) of the voting shares or other means of control are owned by a Party, either directly or indirectly; or (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Party. Anything to the contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation, and Chugai Pharmaceutical Co., Ltd., a Japanese corporation, (each, a "Roche Entity"), shall not be deemed an Affiliate of Roche unless Roche provides written notice to ArQule of its desire to include a particular Roche Entity as an Affiliate of Roche and such Roche Entity otherwise meets the definition of an Affiliate. Notwithstanding such written notice, if any Roche Entity does not agree to be bound by the terms and conditions of this Agreement, then such Roche Entity shall have none of the rights and obligations of an Affiliate of Roche under this Agreement, and such Roche Entity shall be treated as a Third Party under this Agreement and, accordingly, Roche may not grant a sublicense to such Roche Entity except as permitted by
         Section 2.3 hereof. Notwithstanding the preceding

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         provisions, once an entity ceases to be an Affiliate, then such entity shall, without any further action, cease to have any rights, including license and sublicense rights, under this Agreement that it has by reason of being an Affiliate.

1.4 "Agreement Term" means the term of this Agreement, more fully described in Section 17.2.

1.5 "ArQule Know-How" means all Know-How that ArQule owns, or otherwise has the right to grant as part of and pertinent to the License that may be granted herein, during the Agreement Term.

1.6 "ArQule Patent Rights" means all Patent Rights that ArQule owns or otherwise controls and has the right to grant as part of the License that may be granted herein during the Agreement Term. As of the date set forth in the first paragraph of this Agreement, the ArQule Patent Rights are as specified in Schedule 1.

1.7 "ArQule Program" has the meaning given in the first paragraph of the Introduction of this Agreement.

1.8 "Backup Compound" means, as of the Option Exercise, any analog of the Primary Compound and any other compound developed by ArQule that has been screened for regulation of the E2F1 protein prior to the Effective Date or as part of the Strategic Alliance, and as a direct result of such screening has been determined to modulate E2F1 in cancer cells, directly leading to apoptosis.

1.9 "Bioequivalent Product" means, with respect to a given Product sold in a given country of the Territory by Roche, its Affiliate or sublicensee, a product sold by a Third Party in such country containing the same compound (or an acid, salt or ester thereof) as an Optioned Compound.

1.10     "Clinical Candidate" means, subject to Section 4.3(a), as of or within
         * following the date of the Option Exercise, a Backup Compound that has commenced * studies.

1.11 "Combination Product" means any product containing both a pharmaceutically active agent that causes it to be considered a Product and one or more other pharmaceutically active agents that are not Products.

1.12     "Compound Evaluation Report" shall have the meaning given in Section
         9.3.

1.13 "Cover" (including the variations such as "Covered", "Coverage" or "Covering") shall mean that the making, using, offering for sale, selling or importing of a given compound or product would infringe a claim of a Patent Right in the absence of a license under such Patent Right. The determination of whether a compound or product is Covered by a particular Patent Right shall be made on a country-by-country basis. In the event of a disagreement between the Parties as to whether a compound or product is Covered by a particular Valid Claim, the

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         Parties shall refer such disagreement pursuant to the dispute resolution process of Section 18.1.

1.14     "Effective Date" shall have the meaning given in Section 17.1(a).

1.15 "End of Phase 1" means the date of completion of a particular Phase 1 clinical trial.

1.16 "End of Phase 2" means the date of completion of a particular Phase 2 or Phase 2a clinical trial.

1.17     "EU Launch" means a Launch in any country in Europe.

1.18 "EU NDA Filing" means an application for marketing authorization filed in the European Union for a given Product and a given Indication.

1.19     "Europe" means the United Kingdom, Germany, Italy, France, and Spain.

1.20     "FDA" means the US Food and Drug Administration.

1.21 "Field" means only all Indications. For the avoidance of doubt, the Field does not include Specifically Excluded Areas.

1.22 "IND" means an Investigational New Drug Application filed with the FDA, or the foreign equivalent, for human clinical testing of a drug.

1.23     "Indication" means any therapeutic indication for human cancer.

1.24 "Initiation of Phase 1" means the date that a human is first dosed with a Product in a Phase 1 clinical trial.

1.25 "Initiation of Phase 2" means the date that a human is first dosed with a Product in a Phase 2 clinical trial. In the event a Phase 1b clinical trial and a Phase 2 clinical trial constitute component parts of a combined trial, "Initiation of Phase 2" means the formal commencement date pursuant to the applicable protocol of the Phase 2 clinical trial component part.

1.26 "Initiation of Phase 3" means the date that a human is first dosed with a Product in a Phase 3 clinical trial.

1.27 "Invention" means an invention that is conceived or reduced to practice in the conduct of the Strategic Alliance.

1.28 "Invention Priority Application" means a patent application that can be cited as a priority document for a patent filing.

1.29 "Joint Patent Rights" means all Patent Rights that ArQule and Roche jointly own, or otherwise jointly have the right to grant as part of the licenses herein, during the Agreement Term.

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1.30     "Joint R&D Committee" has the meaning given in Section 8.2.

1.31 "Know-How" means data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary for the discovery, manufacture, development or commercialization of Optioned Compounds or Products in the Territory.

1.32 "Launch" means, with respect to a Product in a country of the Territory, the date of the first commercial sale to a Third Party by Roche, its Affiliate or its sublicensee of the given Product in the given country.

1.33     "License" has the meaning given in Section 2.1(a).

1.34 "License Rights Maintenance Fees" means the payments by Roche to ArQule pursuant to Section 4.4 hereof.

1.35 "Major Indication" means an Indication for any one or more of the following types of human cancer: *.

1.36 "Major Market Countries" means the US, Canada, Japan and any country in Europe.

1.37     "Net Sales" means:

         (a) for the US, the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of * percent (*%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for within Roche on a product by product basis (e.g., outward freight, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, and legal discounts granted later than at the time of invoicing);

         (b) for the ROW Territory, the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of * percent (*%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for within Roche on a product by product basis (e.g., outward freight, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, and legal discounts granted later than at the time of invoicing).

                  Notwithstanding the foregoing, amounts received by Roche, its Affiliates and sublicensees for the sale of Product among Roche, its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales.

1.38     "Option Exercise" has the meaning given in Section 2.1(a).

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1.39     "Option Exercise Period" means the period beginning on the last day of the Option Term, and ending * calendar days thereafter.

1.40 "Option Term" means the period commencing on the Effective Date and ending on the date that is the earlier of the Option Trigger Date and *, except as extended pursuant to Section 4.5.

1.41 "Option Trigger Date" means the date on which ArQule has delivered to Roche the Compound Evaluation Report.

1.42 "Optioned Compounds" means the Primary Compound, the Clinical Candidates and, if Roche makes the payment set forth in Section 4.3(b), then also the Potential Optioned Compounds.

1.43     "Other Indication" means any Indication that is not a Major Indication.

1.44     "Party" means Roche or ArQule, and "Parties" means Roche and ArQule.

1.45 "Patent Rights" means all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing, Covering a Product or an Optioned Compound in the Territory.

1.46 "Phase 1" means the first phase of human clinical trials of a drug required by the FDA to gain evidence of safety in patients, as described in 21 C.F.R. Part 312, as it may be amended.

1.47 "Phase 1a" means the currently ongoing Phase 1 trial of the Primary Compound governed by the IND filed on July 7, 2003.

1.48 "Phase 1b" means a Phase 1 study of the Primary Compound (in a combination protocol) subsequent to Phase 1a.

1.49 "Phase 2" means the second phase of human clinical trials of a drug required by the FDA to gain evidence of efficacy in the target population for an Indication, determine optimal dosage, and obtain expanded evidence of safety for Product(s), as described in 21 C.F.R.
         Part 312, as it may be amended.

1.50 "Phase 2a" means the first set of exposure response studies in patients in Phase 2 trials (conducted in a Major Market Country) collectively designed to demonstrate clinical proof of concept. These studies shall incorporate early stopping rules, where feasible and appropriate.

1.51 "Phase 3" means the third phase of human clinical trials of a drug required by the FDA to gain evidence of efficacy in the target population for an Indication and

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         obtain expanded evidence of safety for Product(s), as described in 21
         C.F.R. Part 312, as it may be amended.

1.52 "Potential Optioned Compounds" means, as of the date of the Option Exercise, those Backup Compounds which have not been selected as Clinical Candidates.

1.53     "Primary Compound" means the compound known as ARQ 501.

1.54 "Primary Compound Trials" means at least * clinical trials with respect to the Primary Compound, of which (a) * shall be in *, (b) * shall be in * as a * and (c) * shall be in * either as a * or as a * protocol (to be determined by the Joint R&D Committee), in each case for tumor types to be determined by the Joint R&D Committee.

1.55 "Product" means any and all products for use in the Field that include, in whole or as a component thereof, an Optioned Compound. "Product" shall also include any and all products that include, in whole or as a component thereof, any Optioned Compound to which Roche has acquired a license pursuant to Section 2.1(b).

1.56     "Publishing Party" shall have the meaning set forth in Section 16.4(a).

1.57 "Reasonable Diligence" means the same standard of effort as used by the Parties, or in any case not less than common in the industry taken as a whole for similarly situated companies, for the activities to be undertaken pursuant to this Agreement, including, in the case of Roche, activities relating to development, clinical testing, manufacturing, marketing and sale, with respect to a product which (i) is intended to receive approval from FDA or another regulatory agency in Major Market Countries and (ii) has similar potential for treatment of an Indication as do the Optioned Compounds, taking into account scientific, business, marketing and return on investment considerations. It is understood that such compound potential may change from time to time based upon changing scientific, business, marketing and return on investment considerations. The Parties also acknowledge that, even within the Major Market Countries, Roche and its Affiliates do not always seek to market their own products in every such country or seek to obtain regulatory approval in every such country or for every potential indication or every compound that has potential for an indication. As a result, the exercise by Roche of Reasonable Diligence is to be determined by judging its efforts taken as a whole.

1.58     "Research Plan" means the plan of research and development attached as
         Schedule 2, developed by the Parties, outlining the work expected to be performed by ArQule as part of the Strategic Alliance, as such plan may be updated from time to time as provided in this Agreement.

1.59 "Regulatory Approval" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory authority, department, bureau or other

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         governmental entity, necessary for the manufacture, marketing and sale of a Product in a regulatory jurisdiction in the Territory.

1.60 "Roche Patent Rights" means all Patent Rights that Roche owns or otherwise controls and has the right to grant as part of the licenses herein, during the Agreement Term.

1.61 "ROW Territory" means all countries and territories in the world other than the US.

1.62 "Serious Adverse Drug Reaction" and "Serious Adverse Event" shall have the meaning given at 21 C.F.R. 314.80 or 21 C.F.R. 312.32, as applicable, and the ICH guidelines.

1.63     "Specifically Excluded Areas" means (i) the *, and (ii) the *.

1.64 "Strategic Alliance" means discovery and development by ArQule of pharmaceutical compounds in the Field during the Agreement Term and development and commercialization of such compounds by Roche and ArQule pursuant to this Agreement.

1.65 "Territory" means all countries and territories in the world, provided however that in the event Roche exercises its right of termination pursuant to Section 17.4(c) with respect to any country or countries, such country or countries shall be excluded from the definition of "Territory."

1.66 "Third Party" means a person or entity other than (i) ArQule or any of its Affiliates or (ii) Roche or any of its Affiliates.

1.67 "US" means the United States of America and its possessions and territories, including Puerto Rico.

1.68     "US Launch" means Launch in the US.

1.69     "US NDA" means a New Drug Application filed with the FDA for a drug.

1.70 "US NDA Filing" means for a given Product, the date that a US NDA is filed with the FDA for such Product for an Indication.

1.71 "Valid Claim" means a claim in any (i) unexpired and issued patent right that has not been (x) held permanently revoked, unenforceable or invalid by a final unappealable decision of a court or government agency of competent jurisdiction over such claim or (y) admitted to be invalid or unenforceable through disclaimers, consent decrees or otherwise, or (ii) pending patent application that has been on file with the applicable patent office for no more than ten (10) years and for which there has been reasonably consistent activity to advance to issuance of a patent.

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                                ARTICLE 2 GRANTS

2.1      Grants.

         (a) Subject to the terms and conditions of this Agreement, commencing on the Effective Date and ending at the conclusion of the Option Exercise Period, Roche shall have the right with respect to the Products to exercise an option ("Option Exercise") to obtain a sole and exclusive license, including the right to grant sublicenses in accordance with Section 2.3, under the ArQule Patent Rights and Joint Patent Rights, and a non-exclusive license to use the ArQule Know-How, in each case solely to make, use, offer for sale, sell and import the Products in the Territory for use in the Field (the "License").

         (b) If Roche has effected the Option Exercise, and, within * after the date of Option Exercise, Roche has delivered a written notice to ArQule designating a particular Optioned Compound as subject to this Section 2.1(b), then, subject to the terms and conditions of this Agreement, Roche shall have, with respect to such designated Optioned Compound and its associated Products, for no further consideration, a sole and exclusive license, including the right to grant sublicenses in accordance with Section 2.3, under the ArQule Patent Rights, and a non-exclusive license to use the ArQule Know-How, in each case solely to make, use, offer for sale, sell and import such product in the Territory for use outside the Field (except that such licenses shall exclude Specifically Excluded Areas).

         (c) The right of Roche to effect the Option Exercise shall be made by Roche giving ArQule written notice to such effect prior to the conclusion of the Option Exercise Period and making or having made payment to ArQule of (1) all research and development payments specified in Section 4.1, (2) either (i) the one-time payment specified in Section 4.3(a) or (ii) the one-time payment specified in Section 4.3(b), and (3) any of the License Rights Maintenance Fees due and payable pursuant to Section 4.4, or, subject to Section 8.2(f), if an event or events described in Section 4.4 which, but for having occurred prior to the date of Option Exercise, would have triggered the payment of such License Rights Maintenance Fee(s), the License Rights Maintenance Fee(s) associated with such event or events.

         (d) If Roche exercises its right to obtain the License as provided in this Section 2.1, ArQule shall be deemed to have granted such License hereunder without any requirement for further action by or on behalf of either Party. For the avoidance of doubt, except as may be provided pursuant to Section 2.1(g), Roche shall have no license or other rights (except for the right to effect the Option Exercise) in or to any ArQule Patent Rights, ArQule Know-How or Optioned Compound unless and until it effects the Option Exercise.

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         (e)      From and after the Option Exercise, Roche shall be responsible for and pay all costs and expenses relating to the continued development of Products, including obtaining all Regulatory Approvals with respect thereto.

         (f) Except as expressly provided in Sections 2.1(b) and 2.1(h), nothing in this Agreement grants to Roche any option, right or license to use ArQule Know-How or ArQule Patent Rights for any purpose other than to make, use, offer for sale, sell and import Products in the Territory for use in the Field. Further, except as expressly provided in this Agreement to the contrary, nothing in this Agreement shall limit the right of ArQule to use ArQule Know-How or ArQule Patent Rights for any purpose not related to the making, using, offering for sale, selling or importing of Products in the Territory for use in the Field, including without limitation Potential Optioned Compounds.

         (g) In the event that ArQule provides Roche with any compound or other material (including any Optioned Compound or Potential Optioned Compound) prior to the Option Exercise, Roche shall have the right to use such compound or other material solely for the purpose of evaluating whether to effect the Option Exercise. The foregoing right shall not include the right to grant sublicenses, and such right shall expire upon the earlier of the Option Exercise, if any, and the expiration of the Option Term.

         (h) In the event that, after Roche has exercised its option pursuant to Section 2.1(a) but prior to the end of the Agreement Term, ArQule wishes to license to any Third Party any ArQule Patent Rights Covering any Optioned Compound (other than any Optioned Compound to which Roche has acquired a license pursuant to Section 2.1(b)) outside of the Field (other than for Specifically Excluded Areas) (the "Rights"), the following procedures must be followed and the following conditions must be satisfied before ArQule may license such Rights to a Third Party:

                           (i) ArQule shall, prior to entering into negotiations
                  with any Third Party, deliver to Roche written notice of ArQule's interest in negotiating such a license;

                           (ii) ArQule shall not, unless Roche indicates
                  otherwise in a written notice to ArQule to the contrary, participate in any negotiations with any Third Party for a period of * following such notice. If Roche provides the notice referred to in section 2.1(h)(iii), the * period referred to in the preceding sentence shall be extended to * following receipt by ArQule of the notice referred to in
                  Section 2.1(h)(iii);

                           (iii) If, on or before the expiration of such *
                  period, Roche provides to ArQule written notice of Roche's interest in negotiating a

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                  license to the Rights, ArQule and Roche shall engage in
                  negotiations in good faith, for a period not to exceed * from ArQule's receipt of the notice from Roche, to enter into a license agreement for the Rights. Nothing in this Section 2.1(h)(iii) shall require either Party to enter into any such license agreement; and

                           (iv) In the event Roche fails to provide to ArQule
                  notice of Roche's interest in negotiating a license agreement within the * period referred to in Section 2.1(h)(ii), or in the event the Parties fail to enter into such a license agreement within the * period referred to in Section 2.1(h)(iii), ArQule shall be free to license the Rights to any Third Party on any terms and conditions.

2.2 ArQule's Rights to Grant Licenses to Third Parties. In the event that Roche declines or fails to exercise its right to obtain the License, ArQule shall be free to license or grant any rights to a Third Party with respect to any Potential Optioned Compound or Optioned Compound in the Field or otherwise.

2.3      Sublicense Rights.

         (a) Subject to the restriction set forth in Section 2.3(b), the rights and licenses granted to Roche in the event of an Option Exercise shall include the right of Roche to grant written sublicenses to its Affiliates and Third Parties under such rights and licenses, in whole or in part, solely to the extent necessary to make, use, offer for sale, sell or import Products in the Territory for use in the Field. If Roche grants such a sublicense, Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party sublicensee to the same extent as they apply to Roche for all purposes. Roche assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliate or Third Party sublicensee and shall itself account to ArQule for all payments due under this Agreement by reason of such sublicense.

         (b) Notwithstanding Section 2.3(a), for so long as ArQule has a co-promotion right with respect to a Product, Roche shall not have the right to sublicense the rights granted to Roche in the event of an Option Exercise to any Third Party with respect to such Product in the US, except upon the prior written approval of ArQule, which approval may be granted or withheld by ArQule in its sole discretion.

         (c) Any sublicense may, at the written election of ArQule in its sole discretion, continue in full force and effect after the termination (in whole or in part) of the underlying License granted herein to Roche, and all sublicenses shall contain a provision to this effect. Upon the License that will be granted herein to Roche in the event of an Option Exercise

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                  becoming fully paid up pursuant to Section 17.2, any and all sublicenses granted by Roche similarly shall become fully paid up as to ArQule.

2.4 ArQule Co-Promotion Right. ArQule shall have the right to co-promote each Product in the US, on a Product-by-Product basis, as specified in this Section 2.4. For purposes of this Agreement, "co-promote" and "co-promotion" shall mean the marketing, promotion, detailing and advertisement of a Product by or on behalf of ArQule or any of its Affiliates under the relevant Regulatory Approvals and the then existing trademarks. * shall not * of a *. ArQule may exercise its co-promotion right with respect to each Product by giving written notice thereof to Roche at any time during the period commencing upon the Initiation of * for such Product and ending * following such date, provided that at the time of such exercise ArQule has an established sales force or has committed resources and funds to hire a sales force sufficient to meet ArQule's co-promotion obligations. Upon ArQule's exercise of its co-promotion right with respect to any Product, the Parties shall negotiate in good faith and enter into a written co-promotion agreement (the "Co-Promotion Agreement"). In addition to any other terms agreed to by the Parties, the Co-Promotion Agreement shall contain the terms set forth in Schedule 3 hereto.

2.5 Requirement to Divest. If Roche is required by a relevant government authority in a given country of the Territory to divest rights to an Optioned Compound and/or Product with respect to which Roche has not commenced * prior to the order to divest, then Roche shall use its Reasonable Diligence to obtain authority to fulfill such requirement by
         * in and to such Optioned Compound and/or Product in accordance with the transfer procedures specified in Section 17.6. If Roche is required by a relevant government authority in a given country of the Territory to divest rights to an Optioned Compound and/or Product with respect to which Roche has commenced * prior to the order to divest, then Roche shall * to other potential acquirers of such rights, including in bidding or other acquisition processes.

                              ARTICLE 3 DILIGENCE

3.1      Diligence.

         (a) ArQule shall use Reasonable Diligence in proceeding with the development of the Optioned Compounds in the Field, except that ArQule's obligation hereunder shall expire upon the earlier of the Option Exercise, if any, and the expiration of the Option Term. From and after the Option Exercise, Roche shall use Reasonable Diligence in proceeding with the development of at least one Product, including obtaining required Regulatory Approvals, and manufacturing, marketing and selling such Product or Products in the Major Market Countries.

         (b) If either Party believes in good faith that the other Party has failed to utilize Reasonable Diligence as required by this
                  Section 3.1, then such Party may give the other Party written notice of such alleged failure, identifying the Optioned Compounds or Product (if known) and giving specific detailed reasons supporting such allegation. Within * following the other Party's receipt of any such notice ("Response Period"), the other Party shall have the right to provide such Party with a written response specifying, in reasonable detail, how it has used Reasonable Diligence as required hereby.

         (c) If the other Party has failed to provide within the Response Period a written response, in reasonable detail, indicating the manner in which it is in compliance with its obligations under this Section 3.1 or in which it has remedied any breach thereof, or the other Party has failed within the Response Period to remedy any breach of its obligations under this
                  Section 3.1, then the Party alleging failure of Reasonable Diligence shall have the right to terminate this Agreement upon written notice to such Party effective as of the end of the Response Period, in addition to any other rights it may have under this Agreement as a result of such breach.

         (d) In the event of a dispute between the Parties with respect to whether either Party has complied with its obligation under this Section 3.1, then such dispute shall be resolved in accordance with Article 18. The consequences of any termination under this Section 3.1 are set forth in Section 17.6.

         (e) Roche acknowledges that ArQule may subcontract, and is permitted to subcontract, ArQule's obligations under this Agreement. However, prior to entering into any material subcontracts, ArQule shall first solicit the advice and input of Roche with respect to such subcontract.

3.2 Non-Exclusive Remedy. The Parties confirm and agree that nothing in this Article 3 limits the obligations or rights of Roche or ArQule under this Agreement.

                          ARTICLE 4 PAYMENTS TO ARQULE

4.1      Research and Development Payments.

         (a) Roche shall reimburse to ArQule a total of * dollars ($*) for the ArQule Program research and development costs and expenses incurred by ArQule on or before the end of the Option Term. These payments shall be non-refundable and non-creditable, and shall be due and payable, except as provided in Section 4.1(b), as follows:

                           (i) Within * after the Effective Date, a payment of *
                  dollars ($*);

                           (ii) A payment of * dollars ($*) due and payable
                  within 30 days after * and receipt of an invoice for such amount; and

                           (iii) Aggregate payments totaling $*, payable in *
                  equal quarterly installments of $* per installment, each installment due and payable within * after (i) the first day of each calendar quarter and receipt of an invoice from ArQule, with the first such installment of $* to be due and payable within * after * and receipt of an invoice from ArQule for such amount.

         (b) Notwithstanding Section 4.1(a), if Roche effects the Option Exercise, the entire amount of the payment otherwise due and not yet paid pursuant to Section 4.1(a) shall be immediately due and payable in full upon such exercise.

4.2 Decision. By the end of the Option Exercise Period, Roche shall advise ArQule in writing of its decision to (i) effect the Exercise Option pursuant to Section 4.3 below, (ii) extend the Option Term by a period of up to an additional * pursuant to Section 4.5, or (iii) terminate this Agreement pursuant to Section 17.4. Failure of Roche to timely advise ArQule in writing of its decision shall be deemed a termination pursuant to Section 17.4.

4.3      Payment Upon Option Exercise.

         (a) If Roche effects the Option Exercise with respect to the Primary Compound and the Clinical Candidates, then Roche shall pay to ArQule concurrent with its notice that it is effecting the Option Exercise a one-time payment of * dollars ($*), which amount shall be non-refundable and non-creditable; and thereupon Roche shall obtain the License with respect to the associated Products. Roche shall also pay to ArQule the remaining amounts, if any, due under Section 4.1(b) concurrent with its notice that it is effecting the Option Exercise and any amounts due and payable pursuant to Section 2.1(c)(3). If there are fewer than * Clinical Candidates as of the date of Option Exercise, Roche may elect, in a writing delivered to ArQule at the time of the Option Exercise, for its License to extend to additional Back-Up Compounds, up to the number of compounds fewer than * as to which Roche would otherwise have a License. For example, if there are * Clinical Candidates as of the date of Option Exercise, then Roche shall have the right to extend the License to * additional Back-Up Compound. If Roche desires to exercise such election, then Roche shall give such written notice to ArQule of its election, and Roche's rights to other Back-Up Compounds that * during the * month period after the Option Term shall become null and void.

         (b) If Roche effects the Option Exercise with respect to the Primary Compound, the Clinical Candidates and the Potential Optioned Compounds, then Roche shall pay to ArQule concurrent with its notice that it is effecting the Option Exercise a one-time payment of
                  * dollars ($*), which amount shall be non-refundable and non-creditable; and thereupon Roche shall obtain the License with respect to the associated Products. Roche shall also pay to ArQule the remaining amounts, if any, due under Section 4.1(b) concurrent with its notice that it is effecting the Option Exercise and any amounts due and payable pursuant to
                  Section 2.1(c)(3).

4.4      License Rights Maintenance Fees.

         (a) Major Indications. Roche shall pay to ArQule, in order to maintain the License (in the event that the Option Exercise has occurred) and the other provisions of this Agreement with respect to such Product, the following nonrefundable payments (shown in millions of US dollars) upon the first occurrence of the following events for each Product that is for a Major
                  Indication:

               First               Second               Third
               Major                Major               Major
Event       Indication           Indication          Indication
-----       ----------           ----------          ----------
  *             *                    *                   *

         (b) Other Indications. Roche shall pay to ArQule, in order to maintain the License (in the event that the Option Exercise has occurred) and the other provisions of this Agreement with respect to such Product, the following nonrefundable payments (shown in millions of US dollars) upon the first occurrence of the following events for each Product that is for an Other
                  Indication:

                            Any
                           Other
Event                   Indication
-----                   ----------
  *                          *

         (c) Clinical Candidates. Roche shall pay to ArQule, in order to maintain the option set forth in Section 2.1(a), or the License (in the event that the Option Exercise has occurred) and the other provisions of this Agreement with respect to such Product, the following non-refundable and non-creditable payments for each Clinical Candidate developed in the Field:

                           (i) * dollars ($*) upon the first *; and

                           (ii) * dollars ($*) upon the first *. In the event
                  that ArQule progresses a Clinical Candidate to * or * without *, such payment shall be due upon the first such Filing, in addition to any other payments triggered by such Filing.

         (d)      Timing of Payments. Each payment in Section 4.4 (a) through
                  4.4 (c) shall be due and payable by Roche within * after occurrence of the applicable event.

         (e) Successive Events. Roche shall make each of such payments only once for the first occurrence of the requisite event for such Product or Clinical Candidate, regardless of how many times the event may be subsequently achieved with such Product or Clinical Candidate.

         (f)      Effect on Royalty Payments. No amount payable under this
                  Article 4 shall reduce any royalties payable under Article 5 except that the payments set forth in Sections 4.4 (a) and 4.4(b) corresponding to US Launch and EU Launch events shall result in a credit of *% of each such payment (if any) against Roche's royalty obligations set forth in Article 5.

4.5 Payment for Extension of Option Term. If, at the end of the Option Term, the Option Trigger Date has not yet occurred, ArQule shall advise Roche in writing of the aspects of the deliverables not achieved and a proposed budget to complete such deliverables by *. If Roche has a positive interest to continue the Strategic Alliance but not yet to exercise its Option, Roche may elect to extend the Option Term for one additional year, from *, to *, by giving written notice to ArQule and paying ArQule an amount equal to the amount of the proposed budget as described in the preceding sentence, but not to exceed * dollars ($*), on or before *. ArQule shall use the payment provided by Roche under this Section 4.5 only in support of the Strategic Alliance. In the event ArQule's actual expenditures for such additional year in support of the Strategic Alliance are less than the budgeted amount (or such lesser amount if the budgeted amount exceeds $*), ArQule shall return to Roche such difference no later than *. However, Roche shall not have any responsibility or liability to ArQule for any actual expenditures exceeding the budgeted amount.

                              ARTICLE 5 ROYALTIES

5.1 Royalties. Roche shall pay to ArQule the following payments based on the Net Sales of a given Product, which payments shall be subject to adjustment as provided in this Article 5. Such royalty payments shall be calculated by multiplying the percentages specified below by the * Net Sales of such Product and as provided further in Section 7.2:

     ANNUAL NET SALES                       PERCENT (%) OF NET SALES
     ----------------                       ------------------------
(IN MILLIONS OF US DOLLARS)
             *                                         *

5.2 Term of Royalty Payments. Roche's obligation to make royalty payments to ArQule under Section 5.1 with respect to a Product shall commence on the Launch of such Product in any country. The Adjusted Gross Sales in a given country shall be included for purposes of calculating royalties under
         Section 5.1 from such Launch date until the later of (a) expiration of the last to expire Valid Claim Covering the sale of such Product in such country and (b) * from the Launch of such Product in such country. For purposes of this Section 5.2, the EU will be considered as one country.

5.3 Adjustments Related to Valid Claims from ArQule Patent Rights. With respect to a given Product in a given calendar quarter, if in a country of the Territory no Valid Claim from ArQule Patent Rights Covers the sale of such Product, then Roche may calculate royalties for such Product using only * percent (*%) of the amount of Adjusted Gross Sales that Roche would have used for such country to calculate royalties for such Product if a Valid Claim from ArQule Patent Rights Covered such Product in such country; provided however that if a Valid Claim from ArQule Patent Rights Covering such Product later exists in such country, Roche shall resume calculating and paying royalties using one hundred percent (100%) of such amount.

5.4 Adjustments Related to Valid Claims from Joint Patent Rights. With respect to a given Product in a given calendar quarter, if in a country in the Territory (a) no Valid Claim from an ArQule Patent Right Covers such Product, but (b) only a Valid Claim or Claims from one or more Joint Patent Rights Covers such Product, and (c) Roche sublicenses the Product to a Third Party and, but for the provisions of this Agreement, by operation of the law of such country, ArQule must consent to such sublicense, then Roche may calculate royalties for such Product with respect to such calendar quarter by including only * percent (*%) of the amount of Adjusted Gross Sales that Roche would have otherwise included for such country to calculate royalties for such Product if a Valid Claim from ArQule Patent Rights Covered it as well; provided, however, that if such Product subsequently is Covered in such country by ArQule Patent Rights as well, Roche shall resume calculating and paying royalties using one hundred percent (100%) of such amount. In the event that (x) no Joint Patent Rights Cover such Product, or (y) for a sublicense described in clause (c) of the preceding sentence, no consent would, but for the provisions of this Agreement, be required in a country, then Roche may calculate royalties for such Product using only * percent (*%) of the amount of Adjusted Gross Sales that Roche would have used for such country to calculate royalties for such Product if a Valid Claim from ArQule Patent Rights Covered such Product in such country; provided however that if, subsequent to such time, neither condition described in clause (x) or clause (y) of this sentence any longer exists, Roche shall resume calculating and paying royalties using * percent (*%) of such amount during the time they are satisfied.

5.5 Adjustments Related to Third Party Competition. With respect to a given Product in a given calendar quarter, if in a country of the Territory
         (a) a Third Party is selling a Bioequivalent Product, (b) Roche has an obligation to make payments under this Agreement with respect to Adjusted Gross Sales of the given Product in such country, (c) a Valid Claim Covers the sale of the Bioequivalent Product in such country, (d) in such country, sales of units of Bioequivalent Products

         (adjusted as necessary so that units of Bioequivalent Products and Products are comparable) in aggregate total at least * percent (*%) of the aggregate sales of units of Bioequivalent Products and Products as measured at the end of such calendar quarter, and (e) Roche has, if it is reasonable under the circumstances, brought in such country and continued to diligently prosecute a patent infringement suit under any relevant Valid Claims against the Third Party or another in privity with respect to such Bioequivalent Product, then Roche shall have the right to calculate royalties with respect to such calendar quarter by including only * percent (*%) of the amount of Adjusted Gross Sales that Roche would have otherwise included for such country to calculate sales-based payments if no Bioequivalent Product existed in such country.

5.6 Third Party Payments. ArQule shall be solely responsible for all payments to Third Parties incurred pursuant to any license agreements entered into by ArQule prior to and as of the Effective Date. Roche shall be solely responsible for all payments to Third Parties incurred pursuant to license agreements entered into by Roche prior to, as of or after the Effective Date. With respect to license agreements related to any Product and entered into by ArQule after the Effective Date but prior to the date of the Option Exercise, the Parties shall equally share the responsibility for all payments due to Third Parties made pursuant to such license agreements; provided, however, that if Roche does not agree in writing to the terms and conditions of such license agreement, then ArQule shall be solely responsible, and further provided that subsequent to the date of the Option Exercise, Roche shall be solely responsible for all such payments.

         If a Third Party claims a payment is due from ArQule under a license agreement related to any Product and entered into by ArQule and ArQule does not agree to make such payment, during the Agreement Term ArQule shall immediately advise Roche in writing of such disagreement and shall use Reasonable Diligence to provide Roche with a right to assume such agreement.

5.7 Combination Products. In the event Roche or any of its Affiliates or sublicensees intends to sell a Combination Product, the Parties shall meet approximately one (1) year prior to the anticipated commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to the calculation of Adjusted Gross Sales to reflect the relative significance and value (including consideration of relative market share, sales potential and price potential) of the Product and the other pharmaceutically active agent(s) contained in the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days), the Parties cannot agree to an appropriate adjustment, Adjusted Gross Sales shall equal Adjusted Gross Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value (including consideration of relative market share, sales potential and price potential) of the Product and the denominator of which is the reasonable fair market value (including consideration of relative market share, sales potential and price potential) in the aggregate of all pharmaceutically active agents contained in the Combination Product. If the Parties cannot agree to the relevant fair market values for purposes of the preceding sentence, such disagreement shall be resolved in accordance with the dispute resolution procedure specified in Section 18.3.

5.8 Application of Adjustments. For each Product with respect to which Roche is entitled to an adjustment in royalty payments pursuant to Sections 5.3, 5.4 and 5.5, such adjustment shall be applied pursuant to only the first to occur of the events described or referred to in each of the foregoing sections, and not to any subsequent event. Notwithstanding the foregoing, or any other provision of this Agreement, in no event shall any credit or adjustment pursuant to Sections 5.3, 5.4 or 5.5 result in ArQule receiving royalties for a given calendar quarter pursuant to Section 5.1 in an amount less than * percent (*%) of the amounts set forth therein if no adjustment(s) had been made. Credits and adjustments not utilized pursuant to the immediately preceding sentence may be carried forward to any quarter that the credit or adjustment is not fully utilized in accordance with this Section 5.8 until utilized.

5.9 Allowances to Third Parties. In case of a sale or disposal of a Product for value other than in an arm's length transaction exclusively for money, such as barter or counter-trade, sales shall be calculated using the fair market value of such Product (if higher than the stated sales price) in the country of disposal.

                          ARTICLE 6 MILESTONE PAYMENTS

6.1 Milestone Adjusted Gross Sales Payments. Roche shall pay to ArQule the following one-time payments for each Product, payable the first time the applicable sales threshold is met, based upon the total Adjusted Gross Sales throughout the world for such Product.

ANNUAL ADJUSTED GROSS SALES GREATER THAN   PAYMENT (IN MILLIONS OF US DOLLARS)
----------------------------------------   -----------------------------------
       (IN MILLIONS OF US DOLLARS)
                   *                                       *

                     ARTICLE 7 PAYMENT, REPORTING, AUDITING

7.1      Currency and Conversion.

         (a) All payments under this Agreement are stated and shall be payable in US Dollars by wire transfer of immediately available funds in accordance with the instructions of the Party being paid.

         (b) Whenever calculation of Adjusted Gross Sales requires conversion from any foreign currency, Roche shall convert the amount of Adjusted Gross Sales in such foreign currency as computed in Roche's central Swiss

                  Francs Sales Statistics for the countries concerned, using for internal foreign currency translation Roche's then current standard practices actually used on a consistent basis in preparing its audited financial statements.

         (c) For sublicensees in a country, when calculating the Adjusted Gross Sales, Roche shall require the sublicensee to report to Roche the amount of such sales within * from the end of the reporting period, after having converted each applicable monthly sales in foreign currency into Swiss Francs using the average rate of exchange published in the Wall Street Journal (or some other source agreed upon by the Parties for any particular country) for each month of the reporting period.

7.2      Payments.

         (a)      After the Launch of a Product in any country of the Territory:

                           (i) Roche shall calculate royalty payments set forth
                  in Article 5 and milestone payments set forth in Article 6 quarterly as of * (each being the last day of a reporting period).

                           (ii) In calculating the payments due to ArQule, until
                  Adjusted Gross Sales of all Products in any calendar year have exceeded * Dollars ($*), the royalty payable to ArQule shall be calculated according to Article 5.

                  After Adjusted Gross Sales of all Products in any calendar year have exceeded * Dollars ($*), then the royalty payable to ArQule shall be calculated for the remainder of the Agreement Term (without regard to whether Adjusted Gross Sales subsequently exceed * Dollars ($*)) in each quarterly period on an annualized basis, based on the Net Sales for the period between January 1 of such year and the end of the most recent quarter. Thus, for example, if in year 2008 Adjusted Gross Sales exceeded $* and in the period between January 1, 2009 and March 31, 2009, Net Sales are $*, then the royalty for such period shall be * and the total royalty payment due for the three month period shall be $*.

                           (iii) Following the quarter ended December 31 in each
                  year in which royalties are calculated on an annualized basis (i.e., pursuant to the second sentence of Section 7.2(a)(ii)), Roche shall determine the royalties due for the immediately preceding calendar year, and adjust the payment due to ArQule for the quarter ended December 31 by the amount necessary to make the aggregate payments made for the four quarters of such year equal the amount due for the entire year. Thus, if during 2011 Adjusted Gross Sales for all Products first exceed $*, and if after the quarter ended December 31, 2012, payments made to ArQule for the preceding three quarters in the aggregate were $*, and Net Sales for the entire year were $*, the total royalty due for the year would be $*, and the amount due for the quarter ended December 31 would be $*.

                           (iv) Roche shall pay such payments quarterly within *
                  after the end of each reporting period in which Net Sales occur during the Agreement Term.

         (b) With each such payment, Roche shall deliver to ArQule the following information, and methodology for its calculation, stated separately for the US and the ROW Territory:

                           (i) Net Sales for each Product; and

                           (ii) the royalty payments and milestone payments due
                  to ArQule for such reporting period.

         (c) If ArQule reasonably requests additional information relating to gross sales of any Product in any of the Major Market Countries, deductions therefrom to calculate Adjusted Gross Sales and/or adjustments thereto, Roche agrees to provide promptly such information to ArQule.

         (d) In the event Roche does not pay ArQule any amounts due under this Agreement, including pursuant to Articles 4, 5 and 6, within the applicable time period set forth herein, without limiting ArQule's rights under Article 17, such payment shall bear interest, to the extent permitted by applicable law, at the rate of interest (prime rate) as published from time to time in the weekly Federal Reserve H.15 bulletin (or a successor or similar publication) plus * percent (*%) for the applicable period calculated on the number of days such a payment is overdue.

7.3      Taxes.

         (a) ArQule shall pay all applicable taxes levied on ArQule under this Agreement.

         (b) If provision is made in law or regulation of any country for withholding of taxes of any type, levies on ArQule or other charges against ArQule with respect to any amounts payable under this Agreement to ArQule, Roche shall promptly pay such tax, levy or charge for and on behalf of ArQule to the proper governmental authority, and shall promptly furnish ArQule with a receipt evidencing such payment. Roche shall have the right to deduct any such tax, levy or charge actually paid from payment due ArQule hereunder or to be promptly reimbursed by ArQule if no further payments are due ArQule hereunder. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

7.4      Accounting.

         (a) During the Agreement Term and for a period of * thereafter, Roche shall, and shall cause its Affiliates and sublicensees to, maintain at their respective principal places of business records and books of account containing all particulars that may be necessary for the purpose of calculating all payments due under this Agreement. ArQule shall have the right to engage on its own behalf Roche's independent, certified public accountant, to perform, on behalf of ArQule, during the Agreement Term and for a period of five years thereafter, an audit of such books and records of Roche and its Affiliates and sublicensees as may be necessary to confirm any amounts payable to ArQule under this Agreement for the period or periods requested by ArQule or to confirm the accuracy of any report made under this Agreement.

         (b) Such audits shall be conducted during normal business hours upon reasonable prior written notice from ArQule (minimum of *) in such a manner as to not unnecessarily interfere with Roche's normal business activities, and shall be permitted with respect to records and books covering the * immediately preceding the date of notification of the audit.

         (c) Audits conducted pursuant to this Section 7.4 shall not occur more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. Notwithstanding the preceding, if ArQule reasonably believes, after reviewing information received from Roche's independent public accountant, that an additional audit is appropriate to address an apparent discrepancy between Roche's returns and other information as is necessary for reporting hereunder, ArQule shall have the right, by an audit specialty firm reasonably acceptable to Roche, employed by ArQule and at ArQule's own expense (subject to Section 7.4(e) below), to perform such additional audit.

         (d) ArQule shall use all information, data, documents and abstracts obtained during an audit conducted pursuant to this
                  Section 7.4 solely for the purposes described in Section 7.4(a). ArQule shall treat all such information, data, documents and abstracts as Roche Confidential Information subject to Article 16 of this Agreement and, except in the event of a dispute between the Parties regarding amounts payable hereunder or the results of any audit, ArQule shall not retain such information, data, documents and abstracts for more than * from the end of the calendar year to which each shall pertain. Audit results shall be shared by Roche and ArQule.

         (e) If any audit hereunder reveals an underpayment, Roche shall promptly make up such underpayment. If any audit hereunder reveals an overpayment, ArQule shall promptly reimburse such overpayment. ArQule shall bear the full cost of any audit under this Section 7.4, unless such audit discloses an underpayment by Roche of more than * percent (*%) of the amount owed hereunder in which case Roche shall bear the full cost of such audit as performed by Roche's or ArQule's independent, certified public accountant and any audit specialty firm employed by ArQule, together with interest on any such underpayment from the date otherwise due through the date of payment at the rate set forth in Section 7.2(d).

         (f) The failure of ArQule to request verification of any payment calculation within the * period following receipt of such payment shall be considered acceptance of such calculation by ArQule.

                              ARTICLE 8 GOVERNANCE

8.1 Strategic Alliance. The Parties hereby establish a Strategic Alliance with respect to the development of Products.

8.2 Joint R&D Committee. Until the earlier of the Option Exercise, if any, and the expiration of the Option Term, a joint research and development team (the "Joint R&D Committee") shall govern the research and development activities of the Strategic Alliance, including preparing development plans, considering and adopting modifications to the Research Plan, supervising ongoing research and development activities (including scale-up, formulation and synthesis plans), recommending actions in response to unforeseen events, assessing the compounds that are being considered as candidates for Clinical Candidate Selection, developing the requirements for the Compound Evaluation Report, and supervising the transition of development and manufacturing activities from ArQule to Roche. After such time, the Joint R&D Committee shall be automatically dissolved.

         (a) Organization. The Joint R&D Committee shall consist of * members, * members to be designated by Roche and * members to be designated by ArQule. Each Party shall notify the other Party in writing of the members designated by such Party within thirty (30) days after the Effective Date. Any Party may withdraw the designation of any of its members of the Joint R&D Committee and designate a replacement at any time by giving prior written notice of the withdrawal and identifying the replacement to the other Party. The chairperson of the Joint R&D Committee shall be from ArQule.

         (b) Meetings. The Joint R&D Committee shall hold no fewer than semi-annual meetings on mutually agreeable dates, with the location of the meetings to alternate between ArQule and Roche, or any of their respective Affiliates' facilities. The frequency and location of such meetings may be modified by mutual agreement of the Parties. Notwithstanding the foregoing, one of the semi-annual meetings per year may be held by videoconference. Each Party shall pay its own expenses associated with meetings. Each Party may, in its discretion, invite employees of such Party who are not members of the Joint R&D Committee to attend meetings of the Joint R&D Committee on a non-voting basis.

         (c) Decision-Making. Decisions of the Joint R&D Committee shall be by consensus, with each Party getting one vote. If the Joint R&D Committee is unable to decide a matter by consensus, the Parties shall refer such matter for resolution to the * or the
                  * on behalf of Roche and the * of ArQule ("Alliance Executives"). If the Alliance Executives are unable to resolve any such matter after good faith discussions, then the final decision shall rest with ArQule. For disputes involving preclinical issues, the Parties shall refer such matter for resolution to the * of Hoffmann-La Roche Inc. and the * of ArQule prior to referring the matter to the Alliance Executives. *.

         (d) Clinical Candidate Selection. The chairperson of the Joint R&D Committee shall provide no less than thirty (30) days prior written notice to the other members of the Joint R&D Committee of any meeting of the Joint R&D Committee at which consideration of any compound as a candidate for (1) pilot pK or pilot toxicology studies, (2) Clinical Candidate, or (3) Phase 1 will be on the agenda. Joint R&D Committee members shall be free to invite any subject matter experts to attend such meeting. Joint R&D Committee members, with the possible input of such experts, if any, shall consider pertinent data concerning the compound in question, considering Schedule 5 to this Agreement.

         (e) The Joint R&D Committee shall appoint a subcommittee (the "CMC Subcommittee) to handle day-to-day issues relating to chemistry/manufacturing/control technical development ("CMC") issues (e.g., synthetic route, market formulation and supply chain structure). This CMC Subcommittee shall report to the Joint R&D Committee and shall meet regularly as needed, but no less often than quarterly. Schedule 6 of this Agreement provides guidance as to the issues and matters to be considered by the CMC Subcommittee.

         (f)      *.

8.3 Progress Reports. Within thirty (30) days after the end of each calendar quarter, ArQule shall prepare and deliver to Roche a written progress report for the Joint R&D Committee summarizing in reasonable detail the results to date of the Strategic Alliance. After each meeting, the Joint R&D Committee shall prepare a report summarizing the discussions held and conclusions reached and setting forth plans for the Strategic Alliance for the next six (6) months.

8.4 Joint Development Committee. No fewer than * to the anticipated date as of which the first Optioned Compound will be at the *, the Parties shall establish a joint development committee (the "Joint Development Committee") to conduct reviews of Roche's development of Products in the Territory and to provide Roche with strategic guidance with respect to Roche's development of Products in the Territory. Prior to the Launch of a Product, Roche shall provide the Joint Development Committee with quarterly reports on the status of its clinical development and commercialization efforts relating to such Product, which reports shall include a description of Regulatory Approvals and efforts associated therewith. After Launch of a Product, Roche shall provide such reports on an annual basis. In addition, both prior to and following Launch of a Product, Roche shall provide to ArQule with reports on all significant clinical and regulatory issues relating to such Product as soon as possible following the occurrence of each such issue, but in all events no later than ten (10) days following such occurrence. The Joint Development Committee shall make recommendations and provide strategic guidance with respect to issues raised in such reports.

         (a)      Organization. The Joint Development Committee shall consist of
                  * members, * members to be designated by Roche and * members to be designated by ArQule. Each Party shall notify the other Party in writing of the members designated by such Party within sixty (60) days prior to the date as of which the first Optioned Compound will be at the *. Any Party may withdraw the designation of any of its members of the Joint Development Committee and designate a replacement at any time by giving prior written notice of the withdrawal and identifying the replacement to the other Party. The chairperson of the Joint Development Committee shall be from Roche.

         (b) Meetings. For so long as the Joint Development Committee contemplates clinical development of any Optioned Compounds for the purpose of obtaining Regulatory Approval in the Territory, the Joint Development Committee shall hold no fewer than semi-annual meetings on mutually agreeable dates, with the location of the meetings to alternate between ArQule and Roche, or any of their respective Affiliates' facilities. After Launch of a Product, the Joint Development Committee may hold annual meetings unless the Parties mutually agree to more frequent meetings. The frequency and location of such meetings may be modified by mutual agreement of the Parties. Notwithstanding the foregoing, one of the semi-annual meetings per year may be held by videoconference. Each Party shall pay its own expenses associated with meetings. Each Party may, in its discretion, invite employees of such Party who are not members of the Joint Development Committee to attend meetings of the Joint Development Committee on a non-voting basis.

         (c) Decision-Making. Decisions of the Joint Development Committee shall be by consensus, with each Party getting one vote. If the Joint Development Committee is unable to decide a matter by consensus, the

                  Parties shall refer such matter for resolution to the Alliance Executives. Subject to Section 8.4(d), if the Alliance Executives are unable to resolve any such matter after good faith discussions, then the final decision shall rest with Roche.

         (d) Coordination. Subsequent to the date of Option Exercise, the Joint Development Committee shall also conduct reviews of ArQule's development of Optioned Compounds in the Territory for the Specifically Excluded Areas defined in Section 1.63(i). Subsequent to the date of Option Exercise, ArQule shall provide the Joint Development Committee with semi-annual reports on the status of its clinical development and commercialization efforts relating to Optioned Compounds for the Specifically Excluded Areas defined in Section 1.63(i), including reports on all related significant clinical and regulatory issues as soon as possible following the occurrence of each such issue, but in all events no later than ten (10) days following such occurrence. Subsequent to the date of the Option Exercise, with respect to an Optioned Compound designated by Roche as subject to Section 2.1(b), ArQule shall not conduct a particular clinical trial for the Specifically Excluded Areas defined in Section 1.63(i) with respect to which it had not commenced any part thereof prior to the date of such Section 2.1(b) designation if the Joint Development Committee determines that such particular activity would with reasonable likelihood have a material adverse impact on the potential of such Optioned Compound in the Field, from a business or scientific perspective ("Impact"). Should the Joint Development Committee not be able to reach consensus as to whether such particular activity would with reasonable likelihood have an Impact, any member of the Joint Development Committee may cause the determination to be submitted for consideration by the Alliance Executives. Notwithstanding
                  Section 8.4(c), in the event after good faith discussions, the Alliance Executives do not reach agreement on such determination, either Party may submit the matter for determination in accordance with the arbitration procedures set forth in Section 18.3.

                         ARTICLE 9 CLINICAL DEVELOPMENT

9.1 ArQule Responsibilities. ArQule, at its sole cost, shall use Reasonable Diligence to pursue clinical development of the Optioned Compounds in the Field through the earlier of the Option Exercise, if any, and the expiration of the Option Term and, subject to the provisions of Sections 3.1 and 8.2 hereof, and oversight of the Joint R&D Committee, shall have sole control of all such clinical development activities. ArQule shall from time to time review and, as necessary or appropriate, propose modifications to the Research Plan to the Joint R&D Committee. The Joint R&D Committee may adopt any such modifications or make other modifications as it considers appropriate, in accordance with Section
         8.2. After the date of Option Exercise, if any, ArQule shall provide Roche within

         30 days of each anniversary of the Effective Date, a written report concerning development of any of the Optioned Compounds outside of the Field (subject to any ArQule obligations of confidentiality to Third Parties). During the Option Term, ArQule shall provide Roche with such written reports on a quarterly basis.

9.2      Trials and Development. As part of its responsibilities described in
         Section 9.1, ArQule agrees to use Reasonable Diligence to:

         (a) conduct the currently ongoing monotherapy Phase 1a trial of the Primary Compound;

         (b) conduct the Primary Compound Trials, until ArQule delivers * data to Roche that satisfies the requirements of Section 9.3(a);

         (c)      conduct clinical trials for a Backup Compound * through the *;

         (d) conduct evaluation of one or more additional Backup Compounds for *; and

         (e) prepare a plan for the synthetic route, market formulation and supply chain structure for Products.

9.3 Compound Evaluation Report. ArQule shall use Reasonable Diligence to prepare and deliver to Roche, at such time as ArQule determines appropriate consistent with its progress in pursuing clinical development in the ArQule Program, a report ("Compound Evaluation Report") containing the following:

         (a) data covering the criteria listed in Schedule 4 from at least the following studies involving the Primary Compound: (i) a * trial; and (ii) the Primary Compound Trials.; and

         (b) with respect to at least one Backup Compound that is at the *, data covering the criteria listed in Schedule 5 from at least
                  * trial and the studies on such Backup Compound(s) that include pre-clinical data confirming mechanism of action, pharmacology, pK exposure, preclinical efficacy and clinical toxicity profile and such other matters as the Joint R&D Committee shall reasonably determine appropriate.

9.4 Roche Responsibilities. Roche, at its sole cost, shall use Reasonable Diligence to (1) pursue clinical development of the Optioned Compounds in the Field from and after the date of the Option Exercise and, subject to the provisions of Section 3.1 hereof and oversight of the Joint Development Committee, be responsible for all such clinical development activities; and (2) obtain all Regulatory Approvals, including authorizations as may be required for the production, importation, pricing, reimbursement, and sale of Products in the Territory. For avoidance of doubt, Roche shall have sole discretion as to which Optioned Compound shall be pursued for further development as a Product, and Roche's decision not to pursue development of a particular Optioned Compound in favor of pursuing development of another Optioned Compound shall not constitute a breach of Roche's diligence obligations. Roche shall notify ArQule of all Serious Adverse Drug Reactions and Serious Adverse Events occurring during any clinical study of an Optioned Compound within * of Roche's notice to the applicable regulatory authority. Roche shall notify ArQule of all Adverse Drug Reactions and Adverse Events occurring during any clinical study of an Optioned Compound within * of Roche's notice to the applicable regulatory authority. Upon the Option Exercise, the Parties shall cooperate to effect on orderly transition to Roche of ArQule's database of information relating to the Optioned Compounds.

9.5 Interpretation. For purposes of Sections 9.2 and 9.3, Phase 1b and Phase 2 may constitute distinct clinical trials or may constitute component parts of a combined trial.

                         ARTICLE 10 REGULATORY MATTERS

10.1 ArQule Regulatory Approvals. ArQule, at its sole cost, except as provided in Section 4.1, shall pursue all Regulatory Approvals related to each Product through the date of the Option Exercise.

10.2     Roche Regulatory Approvals.

         (a) Roche, at its sole cost, shall pursue all Regulatory Approvals related to Products from and after the date of the Option Exercise, including the preparation and filing of applications for Regulatory Approvals, as well as any and all governmental approvals required to manufacture, have manufactured and sell Products. Without limiting the generality of the foregoing, from and after the Option Exercise, and during the Agreement Term, Roche shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory authorities, for all Products in all countries in the Territory. During such time, Roche or its Affiliates shall own and file, at its cost, all regulatory filings and Regulatory Approvals for all Products in all countries of the Territory. Roche shall supply ArQule with a copy of all material communications related to any Product to and from any regulatory authority for all Major Market Countries, promptly after receipt of such communication from such authority or concurrently with sending such communication to such authority, as applicable. Upon request of ArQule, Roche shall supply ArQule with a copy of all such communications in all other countries. Roche shall also notify ArQule of any status change or action undertaken by a data protection authority in any country in Europe with respect to Roche's status as a registered entity under the data protection laws or regulations of such country.

         (b) From and after the Option Exercise, Roche, at its sole cost, shall report to appropriate authorities in accordance with and as required by all applicable laws, rules and regulations all Adverse Events, Adverse Drug Reactions, Serious Adverse Events and Serious Adverse Drug Reactions related to use of Products anywhere in the Territory. Roche shall provide ArQule with a copy of each such report relating to Serious Adverse Events and Serious Adverse Drug Reactions within * of the submission of such report to the applicable regulatory authority. Roche shall provide ArQule with a copy of each report relating to Adverse Drug Reactions and Adverse Events within * of Roche's submission of such report to the applicable regulatory authority. Historical data from ArQule's drug safety database shall be transferred to Roche prior to transfer of regulatory responsibilities from ArQule to Roche. Serious Adverse Events and Serious Adverse Drug Reactions related to the use of Product in the Territory shall be in a single reference database, developed, centralized, held and owned by Roche. ArQule may request database searches from the reference database.

10.3 Pharmacovigilance. Subsequent to the date of Option Exercise, if any, if ArQule decides to perform clinical studies outside the Field involving one or more Optioned Compounds, then prior to initiating such clinical studies, the Parties shall enter into a pharmacovigilance agreement governing the exchange of drug safety information.

                       ARTICLE 11 MANUFACTURE AND SUPPLY

11.1 Clinical Supply of Product. ArQule shall supply, either by itself or through a Third Party, at its own cost all clinical supply of each Optioned Compound, Product and placebo to be used in the Territory through the date of the Option Exercise, either by itself or through a Third Party.

         As of the date of Option Exercise, ArQule shall supply, or cause to be supplied, to Roche its clinical requirements of Optioned Compound(s) and Product(s) and placebo, provided that (i) such requirements shall be supplied to Roche at ArQule's direct manufacturing costs and allocation of manufacturing overhead, and (ii) ArQule's supply obligation shall not continue for more than * after Option Exercise, and (iii) ArQule shall maintain the same Product(s) and Optioned Compound(s) and placebo quality and specifications as immediately prior to Option Exercise, and (iv) Roche shall use Reasonable Diligence in effecting a transfer as soon as practicable of Product(s) and Optioned Compound(s) and placebo manufacturing activities from ArQule to Roche. ArQule shall also transfer to Roche a manufacturing transfer package that will enable Roche to manufacture the Product(s) and Optioned Compound(s) and placebo in a timely manner.

         After transition of manufacturing to Roche as contemplated in the preceding paragraph, Roche shall supply either by itself or through a Third Party at its own cost all of its clinical supply of Optioned Compound, Product and placebo. The

         Parties shall cooperate in all reasonable respects relating to the transition of manufacturing activities from ArQule to Roche.

11.2 Commercial Supply. From and after the date of the Option Exercise, Roche shall be solely and exclusively responsible at its own expense for the manufacture and supply of Products for sale in the Territory, either by itself or through Third Parties.

                          ARTICLE 12 COMMERCIALIZATION

         Except as expressly set forth in any Co-Promotion Agreement entered into by the Parties pursuant to Section 2.4, from and after the Option Exercise, Roche, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution of Products in the Territory. During the Agreement Term, Roche will fully inform ArQule in writing on a regular basis (but no less frequently than once per quarter) regarding the commercialization of Products in the Territory by Roche, its Affiliates and sublicensees.

                             ARTICLE 13 TRADEMARKS

         Roche shall own all trademarks used on or in connection with Products in the Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products in the Territory.

                            ARTICLE 14 PATENT RIGHTS

14.1     Ownership of Patent Rights.

         (a) Generally. Ownership of any Patent Rights developed in the course of the Strategic Alliance shall be determined in accordance with United States patent law.

         (b) ArQule Inventions. ArQule or its Affiliates, as applicable, shall own all Inventions having as inventors only employees, consultants or agents of ArQule or any of its Affiliates. Each of ArQule and its Affiliates shall require all of its employees, consultants and agents to assign all Inventions made by them to ArQule.

         (c) Roche Inventions. Roche or its Affiliates, as applicable, shall own all Inventions having as inventors only employees, consultants or agents of Roche or any of its Affiliates. Each of Roche and its Affiliates shall require all of its employees, consultants and agents to assign all Inventions made by them to Roche.

         (d) Joint Inventions. ArQule and Roche or their respective Affiliates, as applicable, shall own jointly all Inventions having as inventors employees, consultants or agents of ArQule and Roche or any of their respective Affiliates. The Parties will agree on a case by case basis the appropriate allocation of cost and control concerning matters regarding the patent prosecution, maintenance, defense and infringement of such jointly owned Inventions and Joint Patent Rights.

         (e) Disputes. For the avoidance of doubt, all disputes as to inventorship shall be settled in accordance with Section 18.1.

14.2     Patent Prosecution and Maintenance.

         (a) General. ArQule shall have the right, but not the obligation, to prepare, file, prosecute and pursue any proceeding before the US Patent and Trademark Office, and the foreign equivalents thereof (including interference, re-examination and opposition proceedings), and to maintain (collectively, "Handle") all ArQule Patent Rights. Should ArQule decide that it does not desire to Handle an ArQule Patent Right in a given country, it shall provide written notice to Roche thereof no less than * prior to the date when the ArQule Patent Right would become abandoned in such country. After receiving such notice, Roche may, but is not obligated, to Handle such ArQule Patent Right in such country, at Roche's sole cost and in Roche's name, to the extent Roche desires to do so.

         (b) ArQule Prosecution Obligations Prior to Option Exercise. ArQule shall have an obligation to keep Roche informed generally as specified in this Section 14.2(b) as to the status of any pending patent applications and issued patents in the ArQule Patent Rights. During the Agreement Term, ArQule will provide Roche with updates as to the status of ArQule's prosecution of the ArQule Patent Rights or Joint Patent Rights, if any, on a regular basis (but no less than once per quarter).

         (c) ArQule Prosecution Obligations After Option Exercise. After the Option Exercise, Roche shall reimburse ArQule, on a patent-by-patent basis, for * percent (*%) of reasonable and documented costs for Handling ArQule Patent Rights incurred after the date of the Option Exercise, provided such ArQule Patent Right Covers per se an Optioned Compound.

                  If Roche obtains the License, then:

                           (i) Subject to Subsection (ii), below, ArQule shall
                  use reasonable efforts to consult with Roche as to the Handling of the ArQule Patent Rights in sufficient time before any action is due (for example, thirty (30) days in advance for instances where actions are due within three (3) months of a communication from a patent office) to allow Roche to provide comments thereon, which comments ArQule must reasonably consider if provided to ArQule at least * before such action is due.

                           (ii) ArQule shall notify and consult with Roche in
                  accordance with the provisions of this Section 14.2(c) prior to filing any patent application included in the ArQule Patent Rights. ArQule shall prepare and send to Roche a draft of each such patent application for Roche's comment, which Roche shall provide within * after receipt of such draft application ("Comment Period"). After reasonably considering Roche's comments, ArQule shall file such patent application. Notwithstanding the foregoing, ArQule shall have the right to shorten the Comment Period if in its reasonable discretion ArQule believes it is necessary to file any patent application on an expedited basis. If Roche fails to provide comments on a draft within the applicable Comment Period, ArQule shall be free to file such application at the end of the Comment Period or later. For the avoidance of doubt, notwithstanding any comments that Roche may make on a draft patent application, ArQule shall have ultimate decision making authority with respect to the content of each patent application included in the ArQule Patent Rights.

                           (iii) Within * after the filing of an Invention
                  Priority Application, ArQule shall provide Roche with a written list of countries ("Country List") in which ArQule intends to file patent applications included in the ArQule Patent Rights that claim priority from the given Invention Priority Application. For purposes of this Section 14.2, the terms "Country" and "Countries" shall be deemed to include regional groupings of countries. For the avoidance of doubt, an Invention Priority Application may be a PCT application. Roche, as promptly as practicable, but in no event later than
                  * after receipt of such Country List, shall notify ArQule in writing of those countries on the Country List and any additional countries ("Additional Countries") where Roche requests that such patent applications be filed. Promptly after receipt of Roche's notice, ArQule shall notify Roche if it agrees with the filing of such applications in such Additional Countries selected by Roche. Should Roche not respond to ArQule within * after the date that ArQule provides the Country List to Roche, then ArQule shall be free to file such patent applications, at ArQule's *, in the countries on the Country List and any other countries that ArQule may select.

                           (iv) Provided that ArQule receives Roche's comments
                  within the * period specified in Section 14.2(c)(iii) above, ArQule shall file patent applications in those countries where Roche and ArQule agree in writing to the filing of patent applications ("Mutually Agreed to Countries") as well as in Additional Countries selected by Roche that are not within the Mutually Agreed to Countries, provided that Roche shall reimburse ArQule for * to the Handling of such patent applications and of any patents issuing therefrom in the Additional Countries. ArQule shall have the option of filing an international (PCT) application designating at least the Mutually Agreed to Countries, to be followed by national filings in the desired countries, or commencing immediately with national filings.

                           (v) If Roche decides at any time not to continue
                  funding the prosecution of a patent application or maintenance of a patent included in the ArQule Patent Rights in any country under this Section 14.2, Roche shall notify ArQule in writing ("Withdrawal Notice"), and Roche shall be relieved from paying any further expenses incurred after ArQule's receipt of such Withdrawal Notice with regard to such patent filing in such country. After receiving the Withdrawal Notice, ArQule may, but is not obligated to, continue to prosecute and maintain the patent filing in such country at its sole expense and discretion.

                           (vi) If ArQule decides at any time not to continue
                  the prosecution of a patent application or maintenance of a patent included in the ArQule Patent Rights in any country under this Section 14.2, and such patent application or patent is not one as to which Roche has already sent a Withdrawal Notice, then ArQule shall notify Roche in writing no less than
                  * prior to the date when such patent application or patent would become abandoned in such country. After providing such notice, ArQule shall have no further obligation to prosecute such patent application or to maintain such patent in such country. At Roche's written request, no later than * after receipt of ArQule's written notice, and at Roche's sole cost, ArQule shall then assign to Roche such patent application or patent in such country, and Roche may thereafter continue to prosecute and maintain such patent filing in such country, at Roche's sole cost and in Roche's name, to the extent Roche desires to do so.

                           (vii) For the Mutually Agreed to Countries and
                  Additional Countries, ArQule shall use reasonable efforts to consult with Roche as to the prosecution and maintenance of all patent applications and patents included in the ArQule Patent Rights in sufficient time before any action is due (for example, * in advance for instances where actions are due within * of a communication from a patent office) to allow Roche to provide comments thereon, which comments ArQule must reasonably consider if provided to ArQule at least * before such action is due. For the avoidance of doubt, notwithstanding any comments that Roche may make on a draft pursuant to this Section 14.2(c)(vii), ArQule shall have ultimate decision making authority with respect to the content of each such action.

14.3 Cooperation. The Parties shall cooperate in the preparation, filing and prosecution of all patent applications filed under this Article 14, and the maintenance of all patents issuing therefrom, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical and other information as may be requested concerning the Invention(s) disclosed in any such patent application, obtaining execution of such other documents that may be needed in the filing or prosecution of such patent applications, discussing in good faith United States and foreign filing strategy, and, as requested, updating each other regarding the status of any such patent applications.

14.4 Patent Marking. Roche shall, and shall cause its Affiliates and sublicensees to, mark all Products sold or otherwise distributed pursuant to this Agreement in accordance with the applicable patent statutes and other relevant regulations in the country or countries of manufacture, sale or other distribution thereof.

14.5     Infringement.

         (a) The provisions of this Section 14.5 shall apply to all Infringements (as hereinafter defined) that are not Hatch-Waxman Suits (as defined in Section 14.6 below).

         (b) During the Agreement Term, each Party shall promptly provide written notice to the other Party of any known or suspected infringement of any ArQule Patent Right or Joint Patent Right in the Field by a Third Party (an "Infringement").

         (c) Prior to the Option Exercise, ArQule shall have the first right to bring and control any action or proceeding with respect to an Infringement of an ArQule Patent Right at ArQule's own expense and by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. Notwithstanding the foregoing, if ArQule fails to bring any such action or proceeding with respect to an Infringement within (a) thirty (30) days following the notice of alleged infringement or (b) ninety (90) days before the time limit, if any, set forth in the applicable laws and regulations for the filing of such actions, whichever comes first, Roche shall have the right to bring and control any such action or proceeding at its own expense and by counsel of its own choice, and ArQule shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice.

         (d) After the Option Exercise, Roche shall have the first right to bring and control any action or proceeding with respect to an Infringement of an ArQule Patent Right at Roche's own expense and by counsel of its own choice; at all times, Roche shall have the first right to bring and control any action or proceeding with respect to an Infringement of any Joint Patent Right at Roche's own expense and by counsel of its own choice. However, ArQule shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. Notwithstanding the foregoing, if Roche fails to bring any such action or proceeding with respect to an Infringement within (a) * following the notice of alleged infringement or (b) * before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, ArQule shall have the right to bring and control any such action or proceeding at its own expense and by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice.

         (e) A Party that elects to bring and control an Infringement action or proceeding pursuant to this Section 14.5 (the "Initiating Party") shall provide prompt written notice to the other Party of any such proceeding commenced or action taken in connection with such proceeding by such Initiating Party.

         (f) The Initiating Party shall keep the other Party informed of the status of any such proceeding or action and shall provide the other Party with copies of all substantive documents and communications filed in such proceeding or action concurrent with filing such documents.

         (g) The Initiating Party shall have the sole and exclusive right to select counsel for any such proceeding or action. The Initiating Party shall, except as provided below, pay all expenses of the proceeding or action, including the Initiating Party's attorneys' fees and court costs. Prior to the Option Exercise, ArQule shall pay its own attorneys' fees and court costs and shall be entitled to retain all damages, settlement payments and other consideration received as a result of such proceeding or action. After the Option Exercise, the Parties' attorneys' fees and court costs in connection with any such proceeding or action shall be reimbursed and deducted from any damages, settlement payments and other consideration received as a result of such proceeding or action, and the balance thereof shall belong to the Initiating Party, except to the extent such damages, settlement payments or other consideration are attributable to lost profits with respect to Products in the Territory, in which case the Parties shall share the balance of such recovery as follows: ArQule shall receive the royalty that it would have been paid pursuant to
                  Article 5 and the milestone payments that it would have been paid pursuant to Article 6 had the infringing sales been made by Roche, and Roche shall receive the remaining balance thereof.

         (h) If the Initiating Party believes it reasonably necessary, upon written request to the other Party, the other Party shall join as a party to any proceeding or action brought pursuant to this Section 14.5 but shall be under no obligation to participate in such proceeding or action except to the extent that participation is required as the result of its being a named party to the proceeding or action. At the Initiating Party's written request, the other Party shall offer reasonable assistance to the Initiating Party in connection with any proceeding or action brought pursuant to this Section
                  14.5 at no charge to the Initiating Party, except that the Initiating Party shall reimburse the other Party for reasonable out-of-pocket expenses incurred by such other Party in rendering such assistance. The other Party shall have the right to participate and have its own representation in any such proceeding or action at its own expense.

         (i) Prior to the Option Exercise, ArQule shall have the sole right to control any settlement and all negotiations relating to any proceeding or action brought with respect to an Infringement of an ArQule Patent Right, and Roche shall have the sole right to control any settlement and all negotiations relating to any proceeding or action brought with respect to an Infringement of a Joint Patent Right. After the Option Exercise, the Initiating Party shall have the right to control settlement and all negotiations relating to an Infringement; provided, however, that the Initiating Party shall not enter into a settlement without the written consent of the other Party, not to be unreasonably withheld.

         (j) For the avoidance of doubt, ArQule shall have the sole right, but not the obligation, to bring, control and settle any action or proceeding with respect to any ArQule Patent Right relating to an infringement not in the Field, at its own expense, without notice or any other obligation to Roche.

14.6 Hatch-Waxman Suits. Notwithstanding the provisions of Section 14.5, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the US (each a "Hatch-Waxman Suit"), then such Party shall immediately provide the other Party with a copy of such certification. Prior to the Option Exercise, ArQule shall have the sole right to enforce ArQule Patent Rights Covering such Product and Roche shall have the sole right to enforce Joint Patent Rights Covering such Product. After the Option Exercise, Roche shall have the right to enforce ArQule Patent Rights and Joint Patent Rights Covering such Product in the Field; and Roche shall have * from the date on which it receives or provides a copy of such certification to provide written notice to ArQule ("H-W Suit Notice") whether Roche will bring suit, at its expense, within a * period from the date of such certification. Should such * period expire without Roche bringing suit or providing such H-W Suit Notice, then ArQule shall be free to immediately bring suit in its name. If Roche brings suit, at Roche's written request, ArQule agrees to be named as a party to such suit.

14.7 Defense. Prior to the Option Exercise, if a Third Party commences, either as a claim or as a counterclaim, an action or proceeding challenging any ArQule Patent Right or Joint Patent Right, ArQule shall have the sole right to defend such ArQule Patent Right and Roche shall have the sole right to defend such Joint Patent Right against such challenge. After the Option Exercise, if a Third Party commences, either as a claim or as a counterclaim, an action or proceeding challenging any ArQule Patent Right or Joint Patent Right in the Field, then Roche shall have the first right to defend such Patent Right against such challenge at Roche's own expense and by counsel of its own choice, and ArQule shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. Notwithstanding the foregoing, if Roche does not on a timely basis commence to defend such ArQule Patent Right or Joint Patent Right against such challenge, ArQule shall have the right to defend such ArQule Patent Right or Joint Patent Right against such challenge at its own expense and by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. The Party defending an ArQule Patent Right or Joint Patent Right pursuant to this
         Section 14.7 shall have the right to control settlement and all negotiations relating to the defense; provided, however, that such Party shall not enter into a settlement without the written consent of the other Party, not to be unreasonably withheld. For the avoidance of doubt, ArQule shall have the sole right, but not the obligation, to defend, control and settle any Third Party challenges of an ArQule Patent Right or Joint Patent Right outside the Field, at its own expense, without notice or any other obligation to Roche. Any damages, settlement payments and other consideration received as a result of the defense of an ArQule Patent Right or Joint Patent Right pursuant to this Section 14.7 shall be allocated between the Parties in accordance with the procedure specified in Section 14.5(g).

14.8 Cooperation Relating to Infringements and Defense. Each Party shall cooperate fully with the other Party in any action or proceeding brought in connection with an Infringement or in any defense of an ArQule Patent Right against challenge by a Third Party, and shall provide all assistance reasonably requested by such other Party in carrying on such action, proceeding or defense.

14.9 Patent Notices. All notices required or permitted under this Article 14 to Roche shall be given to:

                       F. Hoffmann-La Roche Ltd
                       Grenzacherstrasse 124
                       CH-4070
                       Basel, Switzerland
                       Attn: Head, Patent Law

         with copies of all notices relating to U.S. cases to:

                       Hoffmann-La Roche Inc.
                       340 Kingsland Street
                       Nutley, New Jersey  07110
                       Attn: Chief Patent Counsel

         All notices required or permitted under this Article 14 to ArQule shall be given to:

                       ArQule, Inc.
                       19 Presidential Way
                       Woburn, Massachusetts 01801-5140
                       Attn: General Counsel
         with copies of all notices to:

                       Arnold & Porter
                       555 Twelfth Street, NW
                       Washington, D.C. 20004
                       Attn:  David Marsh, Esq.

         Notices under this Section shall be effective when delivered to the addressee at the address listed above, or such other address as the addressee shall have specified in a written notice actually received by the addresser.

                   ARTICLE 15 REPRESENTATIONS AND WARRANTIES

15.1 Representations and Warranties of the Parties. Each Party warrants and represents to the other Party that:

         (a) it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement;

         (b) all corporate action on the part of such Party, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and
                  (ii) the performance of all obligations of such Party hereunder has been taken, and this Agreement constitutes the legal and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

         (c) the execution of this Agreement and the performance of the transactions contemplated by this Agreement by such Party will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which such Party is a party or by which it or any of its property is bound.

15.2     Representations and Warranties of ArQule.

         (a) Right to Grant Licenses. ArQule represents and warrants to Roche that it has the right to grant Roche any License that may be granted to Roche under this Agreement.

         (b) No Material Misstatements. ArQule represents and warrants to Roche that its senior executives have not intentionally failed to disclose any information actually known to them which, in their reasonable opinion, would be material to Roche entering into this Agreement, and to the actual knowledge of such senior executives no information provided to Roche in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact.

         (c) As of the date set forth in the first paragraph of this Agreement, the only existing licenses held by ArQule that reasonably relate to the Strategic Alliance are those listed in Schedule 7.

15.3 Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. EACH OF ARQULE AND ROCHE DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THEIR RESPECTIVE RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, AND THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS OR ANY RESEARCH. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE 16 AND ANY CLAIM FOR INDEMNIFICATION PURSUANT TO SECTION 19.1, IN NO EVENT SHALL EITHER ARQULE OR ROCHE BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

                      ARTICLE 16 CONFIDENTIAL INFORMATION

16.1 Treatment of Confidential Information. In carrying out rights and obligations under this Agreement, each Party will be sharing proprietary information ("Confidential Information") with the other Party. Except as expressly permitted by this Agreement, each Party shall, and shall cause its Affiliates to, treat Confidential Information received from the other Party (the "Disclosing Party") as it treats its own proprietary information. In particular, during the Agreement Term and for a period of * thereafter, the Party in receipt of the Disclosing Party's Confidential Information (the "Receiving Party") shall not disclose, divulge or otherwise communicate such Confidential Information to any Third Party, or use it for any purpose except pursuant to and in order to carry out its obligations under this Agreement. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the Receiving Party's directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents to the extent reasonably necessary to carry out its obligations under this Agreement, provided that such directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents have been advised of the confidential nature of such information and have agreed to maintain such information as confidential to the same extent required by this Article 16.

16.2 Exceptions to Definition of Confidential Information. Confidential Information shall not include information that the Receiving Party can demonstrate:

         (a) was known by the Receiving Party or its Affiliates prior to the date it was disclosed to the Receiving Party or its Affiliates by the Disclosing Party or its Affiliates, as evidenced by the prior written records of the Receiving Party or its Affiliates; or

         (b) is lawfully disclosed to the Receiving Party or its Affiliates by a Third Party rightfully in possession of such information, either before or after the date of the disclosure to the Receiving Party or its Affiliates; or

         (c) becomes generally known to the public through no act or omission on the part of the Receiving Party or its Affiliates, either before or after the date of the disclosure to the Receiving Party or its Affiliates, but such exclusion applies only after such information is published or becomes generally known; or

         (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates; or

         (e) is reasonably determined by the Receiving Party's legal counsel to be required to be disclosed by the Receiving Party or its Affiliates to comply with applicable securities or other laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party or its Affiliates use all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party or its Affiliates and to take reasonable and lawful actions to avoid or limit such disclosure or to assist the Disclosing Party in avoiding or limiting such disclosure; or

         (f) is disclosed to the Receiving Party's financial sources or potential acquirers of its stock or assets (directly or indirectly) so long as any such disclosure is made pursuant to a written confidentiality agreement between the Receiving Party and such financial source or potential acquirer that is at least as protective of the Disclosing Party's Confidential Information as the provisions of this Article 16. Disclosures permitted pursuant to this Section 16.2(f) include disclosure of this Agreement to financial sources or potential acquirers.

16.3 Exceptions. The restrictions set forth in this Article 16 shall not prevent either Party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to a Product in accordance with Article 14 or (ii) disclosing Confidential Information to governmental agencies to the extent required or desirable to obtain a Regulatory Approval, provided that the Party disclosing Confidential Information of the Disclosing Party shall use all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party and to take reasonable and lawful actions to avoid or limit such disclosure or to assist the Disclosing Party in avoiding or limiting such disclosure.

16.4 Publications. After the Option Exercise, the following provisions shall apply to the Parties with respect to all publications, presentations and other public disseminations of any information relating to Optioned Compounds (whether or not used in the Field) or to scientific work performed as part of the Strategic Alliance:

         (a) The Party desiring to publish, present or otherwise publicly disseminate such information (the "Publishing Party") shall provide the other Party with a copy of any proposed publication, presentation or other public dissemination at least * prior to submission for publication, presentation or other public dissemination so as to provide such other Party an opportunity to recommend any changes it reasonably believes are necessary to preserve the Confidential Information belonging in whole or in part to such other Party or to preserve such other Party's ability to obtain a patent or patents Covering any Invention. The incorporation of such recommended changes shall not be unreasonably refused.

         (b) If such other Party provides written notice ("Notice") to the Publishing Party within * of receipt of the copy of the proposed publication, presentation or other public dissemination that such publication, presentation or other public dissemination in its reasonable judgment (i) discloses information about an Invention for which the other Party desires patent protection or (ii) discloses Confidential Information of the other Party, the Publishing Party shall prevent such publication or delay such publication, presentation or other dissemination until the Parties have agreed on mutually acceptable modifications thereto so as not to prejudice the other Party's right to obtain a patent and not to disclose the other Party's Confidential Information. In the case of Inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) or application(s) on the Invention, and in no event less than * from the date of Notice.

                         ARTICLE 17 TERM AND TERMINATION

17.1     HSR Condition Subsequent.

         (a) If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applies to the transactions currently contemplated by this Agreement, the effectiveness of this Agreement and the transactions contemplated hereunder shall be subject to and shall be contingent upon the satisfaction of the following condition subsequent to the execution of this Agreement. The condition subsequent shall be the earlier to occur of (i) approval of the transaction by the Federal Trade Commission or the appropriate US anti-trust authorities or
                  (ii) the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act. If the HSR Act does not apply to the transactions currently contemplated by this Agreement, the effectiveness of this Agreement and the transactions contemplated hereunder shall commence on the date set forth in the first paragraph of this Agreement. For purposes of this Agreement, "Effective Date" means the date as of which the Agreement becomes effective pursuant to this Section 17.1(a).

         (b) Subject to the terms and conditions of this Agreement, each Party shall use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy the foregoing condition subsequent and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         (c) Each Party shall cooperate with the other Party in the preparation, execution and filing of all documents that are required or permitted to be filed on or before the Effective Date for the purpose of consummating this transaction, including filings pursuant to the HSR Act. Each Party shall bear its own costs with respect to preparing, executing and filing such documents.

17.2 Agreement Term. The Agreement Term shall commence on the Effective Date and end, unless earlier terminated upon the mutual written agreement of the Parties or in accordance with the provisions of this Article 17, on the date of expiration of all royalty and other payment obligations (the "Expiration Date") under this Agreement. Upon the Expiration Date, if the Option Exercise has occurred, the License granted to Roche by ArQule under this Agreement to make, have made, use, offer for sale, sell and import Products shall be fully paid-up.

17.3     Termination for Breach.

         (a) Each Party ("Non-Breaching Party") shall be entitled to terminate this Agreement by written notice to the other Party ("Breaching Party") in the event that the Breaching Party is in default of any of its material obligations hereunder and fails to remedy such default within sixty (60) days (or, in the case of payment defaults, within thirty (30)) days after provision of written notice thereof by the Non-Breaching Party.

         (b) The effective date of termination under this Section 17.3 for an unremedied breach of a material obligation shall be the date * (or, in the case of an unremedied payment default, *) after provision of written notice thereof by the Non-Breaching Party.

17.4     Roche's Rights to Terminate.

         (a) Roche shall have the unilateral right to terminate this Agreement effective *, by providing written notice to ArQule any time between * and the close of business on *.

         (b) Roche shall have the unilateral right to terminate this Agreement at any time prior to the Option Exercise in the event that the FDA imposes a clinical hold on any clinical trial of the Primary Compound or a Clinical Candidate pursuant to 21 C.F.R. 312.42(d), and such hold is not lifted within *. Roche may exercise its right to terminate this Agreement pursuant to this Section 17.4(b) by providing written notice to ArQule within * after the end of such * period.

         (c) Roche shall have the unilateral right to terminate this Agreement, at any time following the Option Exercise, on a country-by-country basis or Product-by-Product basis, either on a worldwide basis or on a country-by-country basis, by providing * prior written notice to ArQule. Notwithstanding the preceding sentence, if for an affected country, there has been a Launch of a Product in that country, or for an affected Product, such Product has been Launched, then such prior notice must be for *.

         (d) Roche shall have the unilateral right to terminate this Agreement at any time following the first anniversary of the Effective Date, by providing * prior written notice to ArQule. Notwithstanding the preceding sentence, if there has been a Launch of a Product in a Major Market Country, then such prior notice must be for *.

         (e) The effective date of termination under this Section 17.4 shall be the date of the notice in the case of a termination under Section 17.4(a) or Section 17.4(b), or the date * (or * as the case may be) after Roche provides such written notice to ArQule in the case of a termination under Section 17.4(c) or Section 17.4(d). In the case of a termination under Section 17.4(a) or Section 17.4(b), Roche shall have no obligation to pay any amounts under Article 4 not yet due as of the effective date of termination. In the case of a termination under Section 17.4(c) or Section 17.4(d), Roche shall have no obligation to pay any amounts under Section 4.4 not yet due as of the effective date of termination, that may otherwise be triggered during the * or * period (as the case may be) prior to the effective date of termination, where such termination is of this Agreement in its entirety; provided that Roche shall not be relieved of any of its payment obligations under
                  Section 4.1 with respect to such * period where such termination is of this Agreement in its entirety; and further provided that Roche shall not be relieved of any of its payment obligations under this Agreement in the event the termination is not of this Agreement in its entirety.

17.5 ArQule's Right to Terminate. ArQule shall have the unilateral right to terminate this Agreement in its entirety if Roche has not effected the Option Exercise on or before the conclusion of the Option Term.

17.6     Consequences of Termination.

         (a) Reversion of License and Assignment of Roche Rights. Upon any termination of this Agreement pursuant to this Article 17 including, without limitation, a termination pursuant to
                  Section 17.4(c), any and all affected rights and licenses (including the Licenses to affected Products or countries if the Option Exercise has occurred) of any kind or nature granted by ArQule to Roche under this Agreement shall terminate on the effective date of termination. In the event of any such termination, the following provisions shall apply:

                           (i) Roche shall, upon ArQule's written request, assign and transfer to ArQule, or its Affiliates as requested by ArQule, at no expense to ArQule or its Affiliates, and free of any liens, pledges, or security interests or encumbrances other than those incurred in the commercialization of the Product, all of Roche's right, title and interest in and to
                  (i) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for the Product(s) or any Optioned Compounds, and (ii) all data, including clinical data, materials and information of any kind or nature whatsoever, in Roche's possession or in the possession of its Affiliates or its or their respective agents related to the Product(s) or any Optioned Compounds and (iii) all rights relating to the infringement of ArQule Patent Rights and Joint Patent Rights, related to and necessary for the commercialization of the relevant Product(s) or Optioned Compounds. Without limiting the generality of the preceding sentence, ArQule shall, upon such transfer, have the right to disclose such filings, approvals and data as necessary or desirable for the further development and commercialization of the Optioned Compounds and the Products, including disclosures to (i) governmental agencies of the country or country to the extent required or desirable to secure government approval for the development, manufacturing or sale of a Product in the country, (ii) Third Parties acting on behalf of ArQule, its Affiliates or sublicensees, to the extent reasonably necessary or desirable for the development, manufacture, or sale of a Product or an Optioned Compound in the country, and (iii) Third Parties to the extent reasonably necessary or desirable to market a Product in the country. All such filings, approvals and data transferred to ArQule pursuant to this
                  Section 17.6 shall be deemed to be ArQule Confidential Information.

                           (ii) In addition, for each Product and for the Territory, or in the case of a termination pursuant to Section 17.4(c), for each terminated Product or country, Roche hereby grants to ArQule the right to obtain a sole and exclusive, royalty bearing license, (i) under Roche Patent Rights, Joint Patent Rights and Roche Know-How Covering the Product, to make, have made, use, offer for sale, sell and import such Product(s) in the Territory and (ii) to use all trademarks and trademark applications used or intended for use on or in connection with the Product(s) or any Optioned Compound in the Territory. ArQule may exercise such right by giving written notice thereof to Roche within ninety (90) days after the date of termination of this Agreement. In consideration of such license, ArQule shall pay Roche reasonable milestones and royalties consistent with industry practices as may be mutually agreed upon by the Parties; and if the Parties are unable to agree upon such financial terms, such matter shall be resolved by arbitration in accordance with Section 18.3.

                           (iii) Roche shall supply, or cause to be supplied, to ArQule, upon ArQule's written request, ArQule's or its licensee's clinical and/or commercial requirements of Optioned Compound(s) and Product(s), pursuant to a supply agreement to be negotiated in good faith by the Parties, provided that (i) such requirements shall be supplied to ArQule or its licensee at Roche's direct manufacturing costs and allocation of manufacturing overhead, plus, only in the case of commercial requirements produced by Roche itself, *, and (ii) Roche's supply obligation shall not continue for more than * after the termination of this Agreement, and (iii) Roche shall maintain the same Product(s) and Optioned Compound(s) quality and specifications as immediately prior to notice of termination, and (iv) as to other terms, such agreement shall be reasonably consistent with Roche's other arm's length supply agreements, and (v) ArQule shall use Reasonable Diligence in effecting a transfer as soon as practicable of Product(s) and Optioned Compound(s) manufacturing activities from Roche to another supplier. Roche shall also transfer to ArQule and its designated supplier a manufacturing transfer package that will enable ArQule or such designated supplier to manufacture the Product(s) and Optioned Compound(s) in a timely manner. In addition to or in lieu of the foregoing, ArQule may offer to purchase from Roche all or part of its remaining inventory of Product(s) and Optioned Compound(s).

                  Roche shall take prompt actions, including the execution of such instruments, agreements and documents, as are necessary or desirable to effect the foregoing. It is agreed such transfers and actions shall be completed in a manner that will permit ArQule to continue without interruption the business of developing, manufacturing, marketing and selling the Product(s) and Optioned Compound(s). At ArQule's request, Roche, at its own expense, shall use Reasonable Diligence to effect the assignment to ArQule of any manufacture and supply agreements that it has with Third Parties with respect to the manufacture and supply of Product(s) or Optioned Compound(s).

         (b) Royalty and Payment Obligations. Termination of this Agreement by either Party for any reason will not release Roche from any obligation to pay royalties or milestones or to make any payments to ArQule which were accrued prior to the effective date of termination (including for sales made and events achieved under Articles 5 and 6, prior to the date of termination). However, termination of this Agreement by either Party for any reason will release Roche from any obligation to pay royalties or make any payments to ArQule which would have otherwise become accrued after the effective date of termination (provided that Roche shall be obligated to pay royalties and milestones for payments received after the effective date of termination for Products sold prior to such effective date).

         (c) Effect of Termination. Upon any termination of this Agreement, other than pursuant to Section 17.3 and as provided in Section 17.7, there shall be no liabilities or obligations on the part of either Party other than those set forth in Section 17.6(a) and (b).

         (d)      Non-exclusive remedy for breach. The provisions of this
                  Section 17.6 are not intended to be exclusive and are without prejudice to the rights of the Parties to seek any other rights and remedies that they may have under this Agreement or otherwise.

17.7 Termination for Failure to Satisfy Condition Subsequent. Either Party may terminate this Agreement in its entirety, upon * prior written notice to the other Party if the condition subsequent under Section
         17.1 has not been fulfilled within * after the date in the first paragraph of this Agreement, in which case, upon termination there shall be no liabilities for obligations on the part of either Party (other than as provided pursuant to Sections 16.1, 17.6(a) and 17.8 and except for any breach of Section 16.1), provided, however, that prior to any such termination, the Parties shall negotiate in good faith such revisions as may be appropriate to satisfy such conditions.

17.8 Survival of Obligations. Section 2.3, Article 7, Article 15, Article 16, Section 17.6, Section 17.8, Article 18 and Article 19, and any definitions used in any such Section or Article, shall survive the termination of this Agreement in its entirety. Except for obligations which clearly are not intended to continue in respect of a partial termination pursuant to Section 17.4(c) (including the applicable diligence obligation), with respect to the country or Product terminated, all obligations in this Agreement shall survive such partial termination.

                         ARTICLE 18 LAW AND ARBITRATION

18.1 Law. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws, rules or principles. Each of the Parties irrevocably submits to the exclusive jurisdiction of any court of the State of Delaware or in the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such action or proceedings shall be heard and determined in any such Delaware or

         United States District Court for the District of Delaware. Each Party further agrees that service of any process, summons, notice or document by registered mail to the address of such Party set forth in Section
         19.6 shall be effective service of process for any action or proceeding brought against such Party in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Each Party further agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law.

18.2 No Offsets. In the event of a dispute, a Party shall have no right to toll or delay any obligation in this Agreement unrelated to the dispute as a result of the Dispute. For example, if Roche owes ArQule five million dollars ($5,000,000) and claims a separate two million dollars ($2,000,000) payment is not due by reason of breach of ArQule, then Roche shall pay the five million dollars ($5,000,000), and the Parties shall resolve such two million dollars ($2,000,000) dispute pursuant to this Article 18.

18.3 AAA. All disputes, controversies or claims (each a "Dispute") arising out of or in relation to the last sentence of each of Sections 5.7, 8.4(d) and 17.6(a)(ii) shall be settled by arbitration conducted in accordance with the rules then in effect of the American Arbitration Association ("AAA"). All other disputes not resolved by the Parties shall be resolved pursuant to Section 18.1. Either Party may submit a Dispute to arbitration if the Parties are not able to settle such Dispute amicably within forty-five (45) days after appropriate officers of the Parties have had good faith discussions to resolve the Dispute. Any such arbitration shall take place in Wilmington, Delaware, or in a venue mutually agreed by the Parties. Any such arbitration shall be conducted by a panel of three (3) arbitrators. Each Party shall designate one (1) arbitrator, and the two (2) arbitrators designated by the Parties shall select the third arbitrator, all within the time limits established by the then existing rules of the AAA. If scientific or technical matters are a central issue of the Dispute, at least one of the arbitrators chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the Field and pharmaceutical drug development. If the two
         (2) arbitrators designated by the Parties are unable to agree upon a third arbitrator within two (2) months after submission of the matter to arbitration, the AAA shall select such third arbitrator within three
         (3) months of such original submission. The written decision of the panel of arbitrators shall be final and binding on the Parties and may be enforced in any court having jurisdiction over the Parties or their current assets.

                            ARTICLE 19 MISCELLANEOUS

19.1     Indemnification.

         (a) Roche shall defend ArQule and its Affiliates and its and their respective directors, officers, employees and agents (the "ArQule Indemnified Parties") at Roche's cost and expense, and shall indemnify and hold ArQule and the ArQule Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including reasonable attorney's fees) (each a "Claim") to the extent arising out of or otherwise relating to (i) acts or omissions of Roche or its Affiliates in the conduct of the Strategic Alliance, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any product by Roche, its Affiliates or sublicensees, and each of their respective distributors, representatives or anyone in privity therewith, or (iii) the gross negligence or willful misconduct of Roche, its Affiliates or sublicensees and each of their respective distributors, representatives or anyone in privity therewith. In the event of a Claim against the ArQule Indemnified Parties by a Third Party, ArQule shall promptly notify Roche in writing of the Claim (provided that any failure or delay to so notify Roche shall not excuse any obligation of Roche except to the extent Roche is actually prejudiced thereby) and Roche solely shall manage and control, at its sole expense, the defense of the Claim and its settlement; provided further that Roche shall not settle any Claim if such settlement may have an adverse effect on ArQule without the prior written consent of ArQule, which consent shall not be unreasonably withheld. The ArQule Indemnified Parties shall cooperate with Roche and may, at their option and expense, be represented in any such action or proceeding. The ArQule Indemnified Parties shall provide Roche with access to any and all documents and information in their possession relating to the Claim. Roche shall not be liable for any litigation costs or expenses incurred by the ArQule Indemnified Parties without Roche's written authorization.

         (b) ArQule shall defend Roche and its Affiliates and its and their respective directors, officers, employees and agents (the "Roche Indemnified Parties") at ArQule's cost and expense, and shall indemnify and hold Roche and the Roche Indemnified Parties harmless from and against any Claim to the extent arising out of or otherwise relating to (i) acts or omissions of ArQule in the conduct of the Strategic Alliance, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any product by ArQule, its Affiliates, licensees other than Roche, sublicensees and each of their respective distributors, representatives or anyone in privity therewith (but only to the extent such Claim is a consequence of acts or omissions with respect to ArQule's obligations arising under Section 2.4, Article 3 and/or Article 17), or
                  (iii) the gross negligence or willful misconduct of ArQule, its Affiliates, licensees other than Roche, sublicensees and each of their respective distributors, representatives or anyone in privity therewith. In the event of a Claim against the Roche Indemnified Parties by a Third Party, Roche shall promptly notify ArQule in writing of the Claim (provided that any failure or delay to notify shall not excuse any obligation of ArQule except to the extent ArQule is actually prejudiced thereby) and ArQule solely shall manage and control, at its sole expense, the defense of the Claim and its settlement; provided further that ArQule shall not settle any Claim if such settlement may have an adverse effect on Roche without the prior written consent of Roche, which consent shall not be unreasonably withheld. The Roche Indemnified Parties shall cooperate with ArQule and may, at their option and expense, be represented in any such action or proceeding. The Roche Indemnified Parties shall provide ArQule with access to any and all documents and information in their possession relating to the Claim. ArQule shall not be liable for any litigation costs or expenses incurred by the Roche Indemnified Parties without ArQule's written authorization.

19.2 Publicity. Neither Party shall make any publicity, news release or other public announcement, written or oral, relating to this Agreement, including its terms, without the prior approval of the other Party, except solely to the extent a Party is advised by its legal counsel that the same is required by law. Approval required pursuant to the preceding sentence shall not be unreasonably withheld. Each Party shall to the extent consistent with applicable laws and regulations limit the public disclosure of the financial terms set forth in this Agreement (such as by requesting confidential treatment of such terms in documents required to be filed with the US Securities and Exchange Commission).

19.3 Force Majeure. Except with respect to a Party's obligation to make payments to the other Party hereunder, neither Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party, but such force majeure shall toll any and all obligations (other than payment obligations) and time periods for so long as such force majeure continues. Upon the occurrence of an event of force majeure, the Party whose performance is affected thereby shall notify the other Party promptly of such event. Upon the cessation of such event, such Party shall take all reasonable steps within its power to resume with the least possible delay compliance with its obligations hereunder.

19.4 Bankruptcy. The License (and to the extent applicable rights) that may be granted under or pursuant to this Agreement by ArQule to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that during the Agreement Term, Roche, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this

         Agreement. Nothing in this Section 19.4 shall be construed to expand Roche's rights under Section 365(n) of the Bankruptcy Code or to confer any rights on Roche that it would not otherwise have under such section.

19.5 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision hereof, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of that or any other right, power or privilege of such Party hereunder.

19.6 Notices. Any notice or other communication required or permitted to be given in connection with this Agreement must be in writing and may be given by any of the following methods: (i) personal delivery with a signed acknowledgement of receipt; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) by overnight delivery service with a signed acknowledgement of receipt. Notice shall be effective when delivered to the addressee at the address listed below or, as applicable, the address listed in Article 14, or such other address as the addressee shall have specified in a written notice actually received by the addresser.

         If to ArQule:

                           ArQule, Inc.
                           19 Presidential Way
                           Woburn, Massachusetts  01801-5140
                           Attn:  General Counsel

         and

                           Arnold & Porter
                           1600 Tysons Boulevard, Suite 900
                           McLean, Virginia  22102
                           Attn:  Steve Parker, Esq.

         If to Roche:

                           F. Hoffmann-La Roche Ltd
                           Grenzacherstrasse 124
                           CH-4070
                           Basel, Switzerland
                           Attn:  Legal Department

         and

                           Hoffmann La-Roche Inc.
                           340 Kingsland Street
                           Nutley, NJ  07110
                           Attn.:  Corporate Secretary

19.7 Relationship of the Parties. The Parties are independent contractors. Nothing herein is intended or shall be deemed to constitute a partnership, agency, joint venture or employment relationship between the Parties. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

19.8 Entire Agreement. This Agreement and the Schedules attached hereto (which Schedules are incorporated herein by reference and are deemed to be a part of this Agreement for all purposes) contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto, including the Non-Disclosure Agreement dated as of October 1, 2002 by and between Hoffmann-La Roche Inc. and Cyclis Pharmaceuticals, Inc., which agreement was assigned to ArQule (such assignment accepted and agreed to by Hoffmann-La Roche Inc. on September 29, 2003). No amendment, waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by the Parties.

19.9 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement.

19.10 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions of this Agreement shall not be affected thereby, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose of the unenforceable provision. During the period of such negotiation, and thereafter if no substituted provision is agreed upon in writing by the Parties, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.

19.11 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to an Affiliate of the assigning Party or to any other party who acquires all or substantially all of the pharmaceutical or drug development business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by all the terms of this Agreement.

19.12 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

19.13 Non-Solicitation. Roche agrees that, during the period from the Effective Date to the date that is * after the Effective Date, it shall not directly or indirectly solicit the services (by way of employment or otherwise), or employ or otherwise engage the services, of any * of ArQule holding any position at or more senior than the *; provided however that the foregoing restriction shall not prohibit Roche from conducting general solicitations in newspapers or other media in connection with its hiring.

19.14 Interpretation. The words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with International Financial Reporting Standards ("IFRS"), as in effect from time to time. Unless the context otherwise requires, countries shall include all territories thereof.

19.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first written above.

ARQULE, INC.                               HOFFMANN-LA ROCHE INC.

By:   _____________________________        By: _________________________________

Title:  ____________________________       Title: ______________________________

                                           F. HOFFMANN-LA ROCHE LTD

                                           By: _________________________________

                                           Title:  _____________________________

                                           By: _________________________________

                                           Title: ______________________________

                                   SCHEDULE 1

                              ARQULE PATENT RIGHTS

                                        *

                                   SCHEDULE 2

                                  RESEARCH PLAN

OVERVIEW

*

                                   SCHEDULE 3

                    SUMMARY TERMS FOR CO-PROMOTION OF PRODUCT

1. CO-PROMOTION TERRITORY. The "Co-Promotion Territory" shall be the United States of America and its possessions and territories, including Puerto Rico.

2. TERM AND TERMINATION. The "Co-Promotion Term" for each Product shall be for a period commencing on the date of first commercial sale of such Product pursuant to the co-promotion and ending on the earlier of (1) * after such date or (2) * by ArQule or its Third Party licensee of an E2F1 activator. In addition to any other termination rights that may be specified in the Co-Promotion Agreement, ArQule shall have the right to terminate the Co-Promotion Agreement at any time upon * prior written notice.

3. ASSIGNABILITY. ArQule may not assign its co-promotion rights without Roche's express written consent; provided, however, that ArQule may assign such rights to any Affiliate of ArQule.

4. MARKETING. If ArQule exercises its right to co-promote a Product, the Parties' respective rights and obligations with respect to detailing and marketing shall be set forth in the Co-Promotion Agreement. The Co-Promotion Agreement shall provide that ArQule shall provide up to * full time professional trained sales employees of ArQule or its Affiliate to conduct details for Product in the Territory. The JPT (see below) shall decide upon the number and type of details such representatives will provide. Except as otherwise provided herein, *. Each Party shall be responsible for the costs relating to its sales force, except that Roche shall reimburse ArQule for Product specific sales territory performance versus goal (i.e., bonus), which rates the JPT shall determine.

5. GOVERNANCE. Within ninety (90) days after ArQule's notice to Roche that it wishes to co-promote a Product, the Parties shall form a Joint Promotional Team ("JPT"), which shall oversee the co-promotional activities of the Parties with respect to such Product. The JPT shall consist of * members, * members to be designated by Roche and * members to be designated by ArQule. Any Party may withdraw the designation of any of its members of the JPT and designate a replacement at any time by giving prior written notice of the withdrawal and identifying the replacement to the other Party. Decisions of the JPT shall be by consensus. The chairperson of the JPT shall be from Roche. If the JPT is unable to decide a matter by consensus, the Parties shall refer such matter for resolution to the Alliance Executives. If the Alliance Executives are unable to resolve any such matter after good faith discussions, then the final decision shall rest with Roche.

6. ROCHE'S OBLIGATIONS AND AUTHORITY. Roche shall be ultimately responsible for establishing and modifying the terms and conditions with respect to the sale of the Product, including pricing for the Product. Roche shall provide ArQule, without charge, with the same training materials regarding the detailing and promotion of the Product as Roche uses to train its own sales force, and with such promotional materials as may be specified in the Co-Promotion Plan. ArQule shall then supply such copies of such training and/or promotional materials to its sales force. At ArQule's request, Roche shall make available sales and training personnel to assist ArQule in training ArQule's sales force to detail and promote the Product. For avoidance of doubt, each Party has final responsibility for the adequate training of its own sales force.

7. INDEMNIFICATION. Each Party shall indemnify the other Party for all Third Party claims relating to the marketing or promotion of the Product to the extent that such indemnifying Party or its representatives are negligent or fail to promote the Product in accordance with applicable federal, state and local laws, rules and regulations.

8. DEFINITIVE AGREEMENT. Any of the terms described in this Heads of Agreement may be modified in the Co-Promotion Agreement. In addition, the Co-Promotion Agreement shall contain ordinary and customary terms for an agreement in which a pharmaceutical product of like nature is co-promoted in the US, such as insurance, warranties and the like.

                                   SCHEDULE 4

                     PRIMARY COMPOUND CLINICAL DELIVERABLES

*

                                   SCHEDULE 5

                   BACKUP COMPOUND PRE-CLINICAL DELIVERABLES

*

                                   SCHEDULE 6

          PRIMARY OR BACKUP COMPOUNDS CMC TECHNICAL POINTS TO CONSIDER

*

                                   SCHEDULE 7

                            EXISTING ARQULE LICENSES

Exclusive License Agreement Between the Dana-Farber Cancer Institute and CoPharma, Inc., dated as of January 31, 2001 (as amended)

License Agreement By and Amongst the Beth Israel Deaconess Medical Center, the Dana-Farber Cancer Institute, and Cyclis Pharmaceuticals, Inc., dated as of September 26, 2002 (as amended)

                                     - 1 -